Exhibit 99.E

Selected Economic Information of the Republic of the Philippines

	2019		2020		2021		2022		2023		2024(1)
	(₱ in billions, except as indicated)
GDP (at then-current market prices)	19,517.9		17,951.6		19,410.6		22,028.3		24,318.6		18,859.6
GDP (at constant 2018 prices)	19,382.8		17,537.8		18,540.1		19,945.6		21,051.8		16,046.5
GDP per capita, PPP concept (in $ at then-current market prices)(2)	9,217	(15)	8,456	(15)	9,101	(15)	10,407	(15)	11,281	(15)	12,153
GDP growth rate (%) (at constant 2018 prices)	6.1		(9.6)		5.7		7.6		5.5		5.8
Consumer price inflation rate (2018 CPI basket)(3)	2.4		2.4		3.9		5.8		6.0		3.2	(4)
Government surplus/(deficit) as % of GDP (at then-current market prices)	(3.4)		(7.6)		(8.6)		(7.3)		(6.2)		(5.1)
Government debt at end of period as % of GDP (at then-current market prices)	39.6		54.6		60.4		60.9		60.1		61.3
Public sector borrowing requirement(5)	(640.4)		(1,350.8)		(1,619.3)		(1,556.6)		(1,420.2)		(598.4	)(17)
Consolidated public sector financial position(7)	(245)		(976.4)		(1,094.4)		(804.9)		(777.3)		(100.5	)(17)
Current account surplus/(deficit) as % of GDP (at then-current market prices)	(0.8)		3.2		(1.5)		(4.5)		(2.7	)(15)	(3.9)
Overall balance of payments position at end of period as % of GDP (at then-current market prices)(8)	(2.1)		4.4		0.3		(1.8)		0.8		1.5
Direct domestic debt of the Government (in million ₱)(9)(10)	5,127,600		6,694,687		8,170,414		9,208,387		10,017,930		10,921,663	(11)
Direct external debt of the Government (in million $)(10)(12)	51,252		64,562		69,803		75,436		82,976		88,210	(11)
Public sector domestic debt(13)	6,307.7		6,712.4		7,315.0		8,538.9		9,753.3	(6)	10,173.4	(17)
Public sector external debt (12)(13)	2,966.9		3,406.7		3,939.8		4,606.1		4,961.4	(6)	5,280.4	(17)
Unemployment rate (%)	5.1		10.3		7.8		5.4		4.4	(11)	3.2	(11)
Gross international reserves (in billion $)(10)(15)	87.8		110.1		108.8		96.1		103.8		106.3	(16)

Sources: Philippine Statistics Authority; Bureau of the Treasury; Department of Finance; Bangko Sentral.

Notes:

(1)	Preliminary data as of and for the nine months ended September 30, 2024, unless otherwise stated.
(2)	Figure represents annualized per capita GDP, PPP concept. Amounts in pesos have been translated into U.S. dollars using the average Bangko Sentral reference exchange rates for the applicable period.
(3)

Effective February 4, 2022, the base year of the Consumer Price Index (“CPI”) was updated from 2012 to 2018. The rebasing of the CPI is done periodically (1) to ensure that the CPI market basket continues to capture goods and services commonly purchased by households over time; (2) to update expenditure patterns of households; and (3) to synchronize its base year with the 2018 base year of the GDP and other indices. 2022 figures are based on preliminary data as of July 31, 2022. 2022 data is an average of monthly inflation figures.

(4)	Data for the year ended December 31, 2024.
(5)

Represents the aggregate deficit or surplus of the Government, the Central Bank-Board of Liquidation (the “CB-BOL”), the Oil Price Stabilization Fund and the major GOCCs (as defined below), the debt of which comprises virtually all the debt incurred by GOCCs.

(6)	Preliminary data as of December 31, 2023.
(7)

Comprises the aggregated deficit or surplus of the Government, the CB-BOL’s accounts, the major GOCCs, the Social Security System, the Government Service Insurance System, Bangko Sentral, the GFIs and local government units.

(8)

Overall balance of payments has been revised to reflect late reports, post-audit adjustments and final data from companies. See “Balance of Payments—Revisions” for a more detailed discussion of recent and pending revisions to previously reported data.

(9)

Represents debt of the Government only and does not include other public sector debt. Includes direct debt obligations of the Government, the proceeds of which are on-lent to GOCCs and other public sector entities, but excludes debt guaranteed by the Government and debt originally guaranteed by other public sector entities for which the guarantee has been assumed by the Government.

(10)	Amounts in original currencies were translated into U.S. dollars or pesos, as applicable, using the Bangko Sentral reference exchange rates at the end of each applicable period.
(11)	Preliminary data as of November 30, 2024.
(12)	Represents debt of the Government, the major GOCCs, the CB-BOL, Bangko Sentral and the GFIs.
(13)	Includes public sector debt, whether or not guaranteed by the Government.
(14)	Comprises the holdings by Bangko Sentral of gold reserves, foreign investments, foreign exchange and SDRs, including Bangko Sentral’s reserve position in the IMF.
(15)	Revised data.
(16)	Data as of December 31, 2024.
(17)	Preliminary data as of June 30, 2024.

Government

Corruption Investigations and Other Proceedings

In the last few years, a number of current and past officials of the Government have been investigated or indicted for graft, corruption, plunder, extortion, bribery, or usurpation of authority. For example, there have been three impeachment complaints filed against the current vice president, impeachment proceedings against two then presidents, as well as one then chief justice of the Supreme Court.

Credit Ratings

In August 2024, Moody’s Investors Service (“Moody’s”) affirmed the Republic’s “Baa2” credit rating with a stable outlook, citing as key factors the Republic’s reforms to liberalize the economy, fiscal consolidation efforts, and robust macroeconomic fundamentals. Moody’s noted that the passage of reforms over the past several years to liberalize the Philippine economy will support medium-term growth potential by supporting a business-friendly environment and attracting foreign investments and that the Government’s goal of increasing infrastructure investments under the “Build, Better, More” program will reduce the Republic’s infrastructure gap.

In November 2024, S&P Global Ratings (“S&P”) revised its outlook on the Republic from stable to positive and affirmed the Republic’s “BBB+” long-term and “A-2” short-term sovereign credit ratings, citing S&P’s improved institutional assessment on the Republic as they believed the strengthening of the country’s institutional settings, which had contributed to a significant enhancement in the Republic’s credit metrics over the past decade, will continue.

Internal Conflict with Rebel Groups and Peace Negotiations

Abu Sayyaf

In October 2024, the Taguig City Regional Trial Court convicted 17 Abu Sayyaf leaders and members for 21 counts of kidnapping and serious illegal detention with ransom of 19 foreigners and two Filipinos from a resort in Sidapan Island, Malaysia in May 2000 and sentenced each of them to life imprisonment for each count. In December 2024, the last four members of the Abu Sayyaf group in the Basilan region, along with four followers, voluntarily surrendered to the military.

International Relations

The following table shows the Republic’s capital participation in, and loans obtained from, major international financial organizations.

	Membership in International Financial Organization
Name of Organization	Date of Admission	Subscribed		Capital Share	Capital Paid In	Loans Outstanding
	(in millions, except for percentages)
International Monetary Fund(1)	December 27, 1945	SDR	2,042.9	0.43%	$1,525.00	—
International Bank for Reconstruction and Development(2)	December 27, 1945		$1,434	0.44%	$102.1	$13,105
Asian Development Bank (“ADB”)(3)	December 22, 1966		$3,393.2	2.38%	$169.7	$15,028
Asian Infrastructure Investment Bank (“AIIB”)(4)	December 28, 2016		$979.1	1.01%	$195.8	$3,034	(5)

Sources: The IMF; the WB; the ADB; the AIIB; Bureau of the Treasury.

Notes:

(1)	As of December 31, 2024.
(2)	As of June 30, 2024.
(3)	As of December 31, 2023.
(4)	As of September 30, 2024.
(5)	As of November 19, 2024.

Relationship with the IMF

On October 2, 2024, the IMF team concluded the 2024 Article IV Mission (the “Mission”) to the Philippines. The IMF team recognized that the Philippine economy has navigated well multiple external headwinds in recent years and remained among the best performing economies in the region. The Mission expects near-term growth to be supported by more accommodative financial conditions and investment growth, and current account deficit to continue to narrow, supported by lower commodity prices, a gradual rise in service exports and higher remittances. The IMF team noted that downside risks to the outlook stem from a slowdown in major economies that could disrupt trade and financial flows; commodity price volatility and supply shocks; and an escalation of geopolitical tensions or regional conflicts.

The IMF team observed that decisive monetary tightening and other have helped mitigate inflationary pressures and expects that recent tariff cuts on imported rice and other non-monetary measures to reduce food prices could further ease headline inflation. The Mission emphasized that medium-term fiscal consolidation plans remain appropriate and should be supported by a sustainable plan to raise tax revenues and implement expenditure reforms in order to protect social spending and ensure deficit targets are met.

The Mission further noted that while systemic risk within the financial system remains moderate, with a banking sector characterized by strong capitalization, liquidity, and profitability, continued vigilance is warranted against pockets of vulnerability in the real estate sector and a fast-growing consumer credit market. The IMF team also acknowledged that important progress has been made in addressing Anti-Money Laundering/Combating the Financing of Terrorism (“AML/CFT”) issues and that the current momentum should be maintained to close the outstanding gaps in the AML/CFT framework and achieve prompt removal from the Financial Action Task Force grey list.

The IMF team supported comprehensive and well-sequenced structural reforms, coupled with strengthened social protection programs to boost job creation, enhance productivity, increase resilience to climate change and reduce poverty and inequality. The Missions identified upgrading infrastructure, making significant investments in healthcare and education, addressing land fragmentation and low productivity in the agricultural sector, and enhancing governance as priority areas and highlighted the role of digitalization in reforms in such priority areas.

On December 4, 2024, the executive board of the IMF further concluded the 2024 Article IV consultation with the Republic, whereby the IMF’s executive directors endorsed the IMF team’s appraisal on the Republic from the 2024 Article IV Mission.

World Bank Financing and Projects

In October 2024, the World Bank approved funding in the amount of $287.24 million for the Philippines Digital Infrastructure Project to improve climate resilient, secure and inclusive broadband connectivity. The project has five components: (i) backbone network, (ii) middle-mile network, (iii) access network (Last-Mile), (iv) network security and (v) project management support.

In November 2024, the World Bank further approved funding in the amount of $750.00 million for the Philippines Second Digital Transformation Development Policy Loans Project to support government reforms to foster an enabling environment for greater digital technology adoption by (i) improving digital transformation of government and digital infrastructure policies, (ii) expanding financial inclusion through digital finance and (iii) boosting business growth in digital services.

Asian Development Bank Financing and Projects

In September 2024, the ADB approved a technical assistance special fund of $225 million for the Natural Disasters and Child Development Project to investigate the adverse consequences of school-age exposure to tropical storms and typhoons on education and pursuits during early adulthood in the Philippines. In November 2024, the ADB approved financing (i) of up to almost $1.7 billion for the Laguna Lakeshore Road Network Project to help link people to jobs and business opportunities, reduce transport costs and traffic congestion and improve the efficiency of the overall transport network in Manila and nearby regions, (ii) in the amount of $50 million for the Asialink Promoting Small and Medium-Sized Enterprise Financing through Secured Vehicle Lending Project which aims to address remaining poverty and reduce inequalities and to accelerate progress in gender equality and (iii) in the amount of $500 million as a policy-based loan to further help strengthen the Republic’s efforts to tackle climate change under the Philippines’ Climate Change Action Program Subprogram 2. In December 2024, the ADB approved financing in the amounts of (i) $500 million as a policy-based loan to help the Republic pursue its public financial management reform agenda and ensure quality public services for its people under the Public Financial Management Reform Program (Subprogram 1) and (ii) $30 million as a loan to support public-private partnership projects in the Republic and help the country strengthen infrastructure development, advance climate action and enhance economic competitiveness.

Territorial Dispute over the West Philippine Sea

On September 27, 2024, two Chinese missile vessels chased Philippine civilian vessels near the First Thomas Shoal (also known as Bulig Shoal) in the West Philippine Sea, the first time that a missile vessel chased a civilian boat during maritime patrols. The Philippine civilian boats, which are under the Bureau of Fisheries and Aquatic Resources, were enroute to Hasa-Hasa Shoal (also known as Half Moon Shoal) to provide food and other aid to Filipino fisherman in the area.

On November 8, 2024, President signed into law Republic Act No. 12064 or the Philippine Maritime Zones Act and Republic Act No. 12065 or the Philippine Archipelagic Sea Lanes Act. The Philippine Maritime Zones Act sets the rights and entitlements of the Philippines over its maritime zones, or the extent of the Philippines’ maritime and exclusive economic zones where it has the exclusive right to exploit and the responsibility to care for natural resources, among others. The Philippine Archipelagic Sea Lanes Act, meanwhile, identifies the Philippines’ sea lanes and the air routes through which foreign ships and aircraft pass through, among others.

Natural Disasters

Typhoons and Flooding

In October 2024 and November 2024, the Philippines was hit by six different typhoons with varying degrees of severity. On October 24, 2024, Typhoon “Kristine” (also known as Typhoon “Trami”) made landfall in northern Philippines, with sustained winds of 95 km/h and gustiness of up to 160 km/h. It brought widespread, torrential rains to other parts of the Philippines even before it hit land, inundating entire towns with severe flooding and triggering deadly landslides. On October 31, 2024, Typhoon “Leon” (also known as Typhoon “Kong-rey”) made landfall over southeastern Taiwan but affected northern Philippines with sustained winds of 155 km/h and gustiness of up to 255 km/h. On November 7, 2024, Typhoon “Marce” (also known as Typhoon “Yinxing”) made landfall in northern Philippines, with sustained winds of 175 km/h and gustiness of up to 240 km/h and brought torrential rain, storm surges and landslides. On November 11, 2024, Typhoon “Nika” (also known as Typhoon “Toraji”), made landfall in northern Philippines, with sustained winds of 130 km/h and ustiness of up to 180 km/h. On November 14, 2024, Typhoon “Ofel” (also known as Typhoon “Usagi”), made landfall in northern Philippines, with sustained winds of 175 km/h and gustiness of up to 240 km/h. On November 17, 2024, Typhoon Pepito (also known as Typhoon “Man-yi”) made two landfalls in northern Philippines, with sustained winds of 185km/h and gustiness of up to 305 km/h. According to preliminary data from the National Disaster Risk Reduction and Management Council, as of November 20, 2024, Typhoons Nika, Ofel and Pepito affected 820,831 families and resulted in damage to agriculture and infrastructure estimated at ₱8.64 million and ₱1.54 billion, respectively.

Philippine Economy

The New Government Procurement Act

On July 20, 2024, President Marcos signed into law Republic Act No. 12009, or the New Government Procurement Act. This law is aimed to enhance the existing procurement systems through (i) fit- for-purpose modalities to achieve value for money, (ii) strengthening procurement planning of procuring entities with mandatory market scoping and strategies to be used, (iii) modernizing procurement processes with the use of emerging technologies and innovative solutions, (iv) institutionalizing sustainable public procurement principles and practices with environmental, social and economic considerations, life cycle, gender parity, poverty alleviation, and fair opportunities to vulnerable and marginalized sectors, (v) enhancing transparency and ensuring greater accountability with open government, participatory procurement and use of beneficial ownership information in procurement, and (vi) professionalizing procurement practitioners to foster a skilled and competent workforce dedicated to excellence in government procurement.

Value-Added Tax on Digital Transactions

On October 2, 2024, President Marcos signed into law Republic Act No. 12023, which imposes a 12% Value-Added Tax (“VAT”) on digital services performed or rendered in the Philippines, which includes online search engine, online marketplace, cloud services, online media and advertising, online platform and digital goods.

The CREATE MORE Act

On November 11, 2024, President Marcos signed into law Republic Act No. 12066, or the Corporate Recovery and Tax Incentives for Enterprises to Maximize Opportunities for Reinvigorating the Economy Act (“CREATE MORE Act”). The CREATE MORE Act aims to provide ease of doing business by simplifying local taxation, clarifying the process for VAT and duty incentives, and expanding support to non-registered exporters and high-value domestic market enterprises. It is also believed to improve the tax regime by, among others, lowering the corporate income tax from 25% to 20%, doubling the power expenses deductions from 50% to 100%, adding a 50% deduction for tourism and trade fairs, and extending the maximum period of incentives to up to 27 years. Furthermore, the threshold for entities required to obtain approval from the Fiscal Incentives Review Board is increased from ₱ 1 billion to ₱15 billion in investment capital, which is hoped to create a more efficient approval process.

Recent Economic Indicators

The following table sets out the performance of certain of the Republic’s principal economic indicators for the specified periods.

Years 2019 – 2024

	2019	2020	2021	2022	2023	2024(1)
GDP growth (constant 2018 prices) (%)	6.1	(9.5)	5.7	7.6	5.5	5.8	(2)
GNI growth (constant 2018 prices) (%)	5.4	(11.5)	1.7	9.9	10.5	8.2	(2)
Inflation rate (2018 CPI basket)(%)	2.4	2.4	3.9	5.8	6.0	3.2	(6)
Unemployment rate	5.1	10.3	7.8	5.4	4.4	3.2	(5)
91-day T-bill rate (%)	4.7	2.0	1.1	1.9	5.4	5.7
External position
Balance of payments ($ million)	7,843	16,022	1,345	(7,263)	3,672	5,117	(2)
Export growth (%)	2.9	(9.8)	12.5	6.4	(4.1)	4.6	(2)
Import growth (%)	(0.2)	(20.2)	30.5	19.0	(5.0)	5.9	(2)
External debt ($ billion)	83.6	98.5	106.4	111.3	125.4	139.6	(2)
International reserves
Gross ($ billion)	87.8	110.1	108.8	96.1	103.8	106.3
Net ($ billion)	87.8	110.1	108.8	96.1	103.7	106.2
Import cover(4)	7.6	12.3	9.7	7.2	7.6	7.5
Domestic credit growth (%)	10.7	4.7	8.2	12.9	9.3	10.5	(3)

Sources: Philippine Statistics Authority; Bangko Sentral.

Notes:

(1)	Preliminary data as of December 31, 2024, unless otherwise stated.
(2)	Preliminary data as of September 30, 2024.
(3)	Preliminary data as of June 30, 2024.
(4)	Number of months of average imports of goods and payment of services and primary income that can be financed by reserves.
(5)	Preliminary data as of November 30, 2024.
(6)	Data for the year ended December 31, 2024.

GDP and Major Financial Indicators

Gross Domestic Product

In the first nine months of 2024, GDP grew by 5.8%, compared with growth of 5.6% in the first nine months of 2023. The largest contributor was growth in the services sector, which recorded growth of 6.7% in the first nine months of 2024. This was partially offset by a contraction of 1.5% in the first nine months of 2024 in the agriculture, forestry and fishing sector, compared to growth of 1.1% in the first nine months of 2023 to. GNI grew by 8.2% in the first nine months of 2024 compared to growth of 10.2% in the first nine months of 2023. Net primary income grew by 31.7% in the first nine months of 2024 compared to growth of 96.4% during the same period in 2023. The Government will release official fourth-quarter and full-year 2024 national accounts data on January 30, 2025 and, based on its preliminary assessment, currently expects continued robust growth expansion in Q4 2024. See “Forward-Looking Statements”.

The following table shows GDP by sector, net primary income and GNI at current market prices for the specified periods.

	Gross Domestic Product by Major Sector (at current market prices)						Percentage of GDP
	2019	2020	2021	2022	2023	2024(1)	2019	2024(1)
	(₱. in millions, except as indicated)						(%)
Agriculture, forestry and fishing sector	1,721,539	1,828,424	1,954,487	2,104,090	2,285,159	1,698,277	8.8	9.0
Industry sector
Mining and quarrying	161,656	137,060	185,371	280,249	232,080	179,451	0.8	1.0
Manufacturing	3,614,016	3,169,921	3,424,049	3,795,335	3,943,987	2,776,348	18.5	14.7
Electricity, steam, water, and waste management	607,881	611,051	650,961	746,104	844,360	705,892	3.1	3.7
Construction	1,535,727	1,180,199	1,347,309	1,615,247	1,832,725	1,496,414	7.9	7.9

Total	5,919,281	5,098,232	5,607,689	6,436,935	6,853,152	5,158,105	30.3	27.3
Service sector
Wholesale and retail trade; repair of motor vehicles and motorcycles	3,517,653	3,317,371	3,502,794	3,987,550	4,444,025	3,451,975	18.0	18.3
Transport and storage	757,661	551,045	605,204	807,323	977,399	779,540	3.9	4.1
Accommodation and food service activities	431,778	253,013	285,187	396,144	511,146	422,241	2.2	2.2
Information and communication	562,834	593,039	640,034	696,022	733,417	555,096	2.9	2.9
Financial and insurance activities	1,681,870	1,823,979	1,963,148	2,224,675	2,565,381	2,141,170	8.6	11.4
Real estate and ownership of dwellings	1,255,644	1,081,612	1,139,221	1,246,861	1,370,154	1,106,416	6.4	5.9
Professional and business services	1,219,757	1,137,558	1,222,489	1,350,881	1,487,291	1,190,653	6.2	6.3
Public administration and defense; compulsory social activities	890,688	950,590	1,027,079	1,119,710	1,188,487	848,233	4.6	4.5
Education	778,868	719,494	796,472	880,390	976,644	766,924	4.0	4.1
Human health and social work activities	329,862	325,260	385,750	411,577	460,645	368,172	1.7	2.0
Other services	450,429	271,957	281,061	366,118	465,712	372,818	2.3	2.0

Total	11,877,043	11,024,918	11,848,438	13,487,251	15,180,301	12,003,238	60.9	63.7

Total GDP	19,517,863	17,951,574	19,410,614	22,028,276	24,318,611	18,859,620	100.0	100.0

	Gross Domestic Product by Major Sector (at current market prices)											Percentage of GDP
	2019		2020		2021		2022		2023		2024(1)	2019	2024(1)
	(₱. in millions, except as indicated)											(%)
Net primary income	1,954,197		1,360,427		690,388		1,294,379		2,670,713		2,444,082
Total GNI	21,472,060		19,312,001		20,101,002		23,322,655		26,989,325		21,303,702
Total GDP ($ billions)(2)	376.8		361.8		394.1		404.4		437.1		336.3
Per capita GDP, PPP concept ($)(3)	9,217	(4)	8,456	(4)	9,101	(4)	10,407	(4)	11,281	(4)	12,153

Source: Philippine Statistics Authority.

Notes:

(1)	Preliminary data for the first nine months of 2024.
(2)	Calculated using the average exchange rate for the period indicated. See “—Monetary System-Foreign Exchange System.”
(3)	Figure represents annualized per capita GDP, PPP concept.
(4)	Revised data.

The following table shows GDP by sector, net primary income and GNI at constant 2018 market prices for the specified periods.

	Gross Domestic Product by Major Sector (at constant 2018 market prices)						Percentage of GDP
	2019	2020	2021	2022	2023	2024(1)	2019	2024(1)
	(₱. in millions, except as indicated)						(%)
Agriculture, forestry and fishing sector	1,783,855	1,780,391	1,775,210	1,783,735	1,804,907	1,253,821	9.2	7.8
Industry sector
Mining and quarrying	168,857	137,493	144,498	152,183	155,155	119,609	0.9	0.7
Manufacturing	3,620,456	3,266,302	3,556,426	3,729,157	3,779,245	2,781,322	18.7	17.3
Electricity, steam, water, and waste management	591,312	589,213	615,591	647,222	684,918	558,315	3.1	3.5
Construction	1,507,244	1,122,308	1,235,106	1,385,186	1,506,784	1,180,933	7.8	7.4
Total	5,887,869	5,115,316	5,551,622	5,913,748	6,126,102	4,640,179	30.4	28.9
Service sector
Wholesale and retail trade; repair of motor vehicles and motorcycles	3,489,299	3,275,537	3,413,864	3,710,785	3,913,420	2,932,326	18.0	18.3
Transport and storage	742,347	515,149	547,807	679,371	767,603	598,267	3.8	3.7
Accommodation and food service activities	425,692	231,811	248,404	329,124	405,418	320,419	2.2	2.0
Information and communication	557,007	585,185	638,971	690,072	719,615	543,318	2.9	3.4
Financial and insurance activities	1,676,448	1,769,952	1,854,248	1,987,008	2,161,095	1,746,478	8.6	10.9

	Gross Domestic Product by Major Sector (at constant 2018 market prices)						Percentage of GDP
	2019	2020	2021	2022	2023	2024(1)	2019	2024(1)
	(₱. in millions, except as indicated)						(%)
Real estate and ownership of dwellings	1,238,469	1,031,275	1,054,235	1,108,167	1,152,506	904,448	6.4	5.6
Professional and business services	1,182,159	1,068,769	1,136,507	1,240,353	1,323,643	1,049,417	6.1	6.5
Public administration and defense; compulsory social activities	871,564	911,188	959,685	1,003,397	1,024,588	755,167	4.5	4.7
Education	766,089	687,610	744,159	796,154	851,619	668,945	4.0	4.2
Human health and social work activities	323,261	306,903	351,472	364,223	391,151	316,071	1.7	2.0
Other services	438,691	258,758	263,899	339,470	410,089	317,630	2.3	2.0

Total	11,711,027	10,642,137	11,213,252	12,248,122	13,120,749	10,152,487	60.4	63.3

Total GDP	19,382,751	17,537,843	18,540,084	19,945,605	21,051,758	16,046,486	100.0	100.0

Source: Philippine Statistics Authority.

Note:

(1)	Preliminary data for the first nine months of 2024.

Principal Sectors of the Economy

Agriculture, Forestry and Fishing Sector

The agriculture, forestry, and fishing sector’s share to GDP was approximately 7.8% in the first nine months of 2024 based on preliminary data, compared to approximately 9.2% in 2019.

Production in the agriculture, forestry, and fishing sector contracted by 1.5% in the first nine months of 2024 based on preliminary data, compared to growth of 1.1% during the same period in 2023. The contraction was primarily a result of a reversal in the production of palay from a growth of 2.5% in the first nine months of 2023 to a contraction of 7.3% in the first nine months of 2024. This was followed by a reversal in the production of livestock from a growth of 3.1% in the first nine months of 2023 to a contraction of 3.3% in the first nine months of 2024. This was partially offset by an increased growth in poultry and egg production from 2.5% in the first nine months of 2023 to 6.6% in the first nine months of 2024.

Industry Sector

The industry sector’s share to GDP in the first nine months of 2024 based on preliminary data was approximately 28.9%, compared to approximately 30.4% in 2019.

In the first nine months of 2024, the industry sector grew by 6.1% based on preliminary data, compared with growth of 3.8% during the same period in 2023. The higher rate of growth was primarily a result of higher growth across all subsectors. Construction grew by 11.3% in the first nine months of 2024 compared to 8.9% during the same period in 2023. Electricity, steam, water, and waste management recorded 7.8% growth during the first nine months of 2024, higher than the 5.9% growth it recorded during the same period in 2023. Manufacturing grew by 3.8% in the first nine months of 2024 compared to 1.7% during the same period in 2023. Mining and quarrying grew by 2.8% in the first nine months of 2024 compared to a contraction of 0.6% during the same period in 2023.

Manufacturing Subsector

In the first nine months of 2024, the manufacturing subsector grew by 3.8% compared to growth of 1.7% during the same period in 2023. The higher rate of growth was primarily a result of an increased growth in the This was partially offset by a reversal in the manufacture of basic metals from a growth of 3.1% in the first nine months of 2023 to a contraction of 7.7% in the first nine months of 2024.

Service Sector

In the first nine months of 2024, the service sector grew by 6.7% compared to growth of 7.0% in the same period of 2023. In the first nine months of 2024, growth was recorded across the service sector, with accommodation and food service activities at 12.0%, human health and social work activities at 10.0% and financial and insurance activities at 9.1%, compared to a growth of 25.4%, 7.8%, and 7.7%, respectively, in the same period in 2023, respectively.

Net Primary Income

According to the latest figures from the PSA for the first nine months of 2024, net primary income accounted for 10.8% of GNI.

In the first nine months of 2024, net primary income grew by 31.5% compared to 96.8% growth during the same period in 2023. This lower growth was primarily due to the decreased growth in inflows arising from compensation and property income of 84.3% and 81.6% for the first nine months of 2023 to 27.1% and 16.8% for the first nine months of 2024, respectively.

Prices, Employment and Wages

Inflation

The following table sets out the CPI and inflation rate. Figures are based on the 2018 CPI basket.

	Changes in Consumer Price Index
	2019	2020	2021	2022	2023	2024
Consumer price index	102.4	104.8	108.9	115.3	122.2	126.1
Inflation rate	2.4%	2.4%	3.9%	5.8%	6.0%	3.2%

Consumer Price Index

The average inflation rate in 2024 was 3.2%, lower than the average inflation rate of 6.0% in 2023. The lower rate of inflation in 2024 was due mainly to decreases in the rates of inflation for food and non-alcoholic beverages from 7.9% in 2023 compared to 4.4% in 2024.

Employment and Wages

The following table presents selected employment estimates for various sectors of the economy.

	Selected Employment Information
	2019(1)	2020(2)	2021(3)	2022(4)	2023(5)		2024(6)
	(all figures in percentages except as indicated)
Employed persons (in thousands)(7)	41,961	39,837	43,988	46,890	50,525		49,541
Unemployment rate	5.1	10.3	7.8	5.4	4.3	(8)	3.2
Employment share by sector:
Agriculture, forestry and fishing sector	22.2	24.8	25.6	24.0	24.4		20.0

	Selected Employment Information
	2019(1)	2020(2)	2021(3)	2022(4)	2023(5)	2024(6)
	(all figures in percentages except as indicated)
Industry sector
Mining and quarrying	0.4	0.5	0.4	0.3	0.4	0.5
Manufacturing	8.7	8.1	8.0	7.7	7.5	7.5
Construction	9.8	9.4	9.1	8.8	10.1	9.6
Water supply, sewerage, waste management and remediation activities	0.2	0.1	0.2	0.1	0.1	0.1
Electricity, gas, steam and air conditioning supply	0.2	0.2	0.1	0.2	0.2	0.1

Total industry sector	19.3	18.3	17.8	17.1	18.3	17.9
Service sector
Transportation and storage	8.2	7.4	6.5	6.7	6.9	7.8
Wholesale and retail trade; repair of motor vehicles and motorcycles	20.0	20.5	21.5	22.3	20.3	21.3
Finance and housing(9)	8.5	8.4	8.2	7.6	7.4	7.6
Other services(10)	21.9	20.6	20.4	22.2	22.7	25.4

Total service sector	58.4	56.9	56.6	58.9	57.3	62.1

Total employed	100.0	100.0	100.0	100.0	100.0	100.0

Notes:

(1)	Annual estimates were based on the final results of the 2019 Labor Force Survey.
(2)	Annual estimates were based on the final results of the 2020 Labor Force Survey.
(3)	Annual estimates were based on the final results of the 2021 Labor Force Survey.
(4)	Annual estimates were based on the final results of the 2022 Labor Force Survey.
(5)	Preliminary results as of December 2023 based on the 2023 Annual Estimates of Labor Force Survey December rounds.
(6)	Preliminary results as of November 2024 based on the 2024 Annual Estimates of Labor Force Survey November rounds.
(7)	Does not include OFWs.
(8)	Preliminary data for 2023.
(9)	Sum of financial and insurance activities, real estate activities and public administration and defense; compulsory social security subsectors.
(10)	Sum of all other service sectors excluding transport and storage, wholesale and retail trade; repair of motor vehicles and motorcycles, finance and housing.

Sources: Philippine Statistics Authority; Annual Labor and Employment Status; Labor Force Survey.

As of November 2024, based on preliminary data, the total number of employed persons in the Republic, excluding OFWs, was estimated at 49.5 million. The unemployment rate was 3.2% as of November 2024 based on preliminary data, lower than the 3.6% unemployment rate recorded as of November 2023. The rate of labor force participation was 64.6% as of November 2024, lower than 65.9% as of November 2023. As of November 2024, workers in the Republic were primarily employed in the service sector, representing 62.1% of the total employed population in the Republic, of which workers in the wholesale and retail trade and repair of motor vehicles and motorcycles comprised 21.3% of the total employed. Workers in the agriculture, forestry and fishing sector and the industry sector comprised 20.0% and 17.9%, respectively, of the total employed as of November 2024, compared to 24.6% and 15.9%, respectively, as of November 2023.

The following tables present employment information in the Republic by gender and by age group:

	Percentage Distribution of Population 15 Years Old and over by Employment Status, by Age Group
Age Group	November 2023	November 2024
	(Unemployed)
	(all figures in percentages)
Both sexes 15 — 24	34.0	36.7
25 — 34	34.0	33.4
35 — 44	16.2	14.8
45 — 54	10.8	7.0
55 — 64	3.9	7.0
65 and over	1.1	1.2
Not reported	0.0	0.0
Total for all ages	100.0	100.0

Sources: Philippine Statistics Authority; November 2024 Labor Force Survey.

	Percentage Distribution of Labor Force by Sex
Sex	November 2023	November 2024
	(all figures in percentages)
Labor Force
Male	58.2	58.5
Female	41.8	41.5

Total	100.0	100.0
Employed
Male	58.4	58.4
Female	41.6	41.6

Total	100.0	100.0
Unemployed
Male	52.4	60.2
Female	47.6	39.8

Total	100.0	100.0

Sources: Philippine Statistics Authority; November 2024 Labor Force Survey.

As of November 2024, 36.7% of the total unemployed population consisted of young people aged 15 to 24 years old, higher than the 34.0% recorded as of October 2023. In terms of gender, the female population represented 41.6% and 39.8% of the employed and unemployed workforce, respectively, as of November 2024, whereas the male population represented 58.4% and 60.2% of the employed and unemployed workforce, respectively, as of November 2024.

The PSA publishes statistics on poverty in the Republic measured in terms of a Government-determined per capita poverty threshold, which is the minimum income required for a family or individual to meet basic food and non-food requirements and a per capita subsistence threshold, which is the minimum income required for a family or individual to meet basic food requirements. According to the PSA, the proportion of families with per capita income below the per capita poverty threshold was 10.1% in the first semester of 2023, a decrease from the 13.7% and 15.5% recorded in 2021 and 2018, respectively. The first semester poverty incidence among the population in 2023 was 15.5%, a decrease from the first semester poverty incidence of 16.9% recorded in 2021 and the first semester poverty incidence of 21.5% recorded in 2018.

Overseas Employment

Cash inflows from OFWs increased by 3.0% to $31.1 billion in the first eleven months of 2024 as compared to $30.2 billion in the first eleven months of 2023. According to the PSA’s 2023 Survey on Overseas Filipinos, there were approximately 2.16 million OFWs, approximately 44.4% of which were males and 55.6% of which were females.

The following table presents the geographical distribution of OFWs.

	Geographical Distribution of OFWs
	By Place of Work as of 2023(1)	Total Cash Remittances for the nine months ended September 30, 2023(2)	Average Cash Remittance per OFW for the nine months ended September 30, 2023(2)
	(in percentages)	(₱ in millions)	(₱ in thousands)
Africa	1.3	2,683	135
Asia	77.4	129,203	87
East Asia(3)	19.6	—	—
Southeast and South-Central Asia(4)	7.4	—	—
Western Asia(5)	50.5	—	—
Australia	3.0	6,789	135
Europe	8.4	24,400	156
North and South America	9.8	24,036	132

Total	100.0	187,112	99

Source: Philippine Statistics Authority-2023 Survey on Overseas Filipinos.

Notes:

(1)	Estimates cover overseas Filipinos whose departure occurred within the last five years and who are working or had worked abroad during the six months from April 1, 2023 to September 30, 2023.
(2)

Estimates cover remittances during six months prior to survey of overseas Filipinos whose departure occurred within the last five years ended September 30, 2023 and who are working or had worked abroad during the six months from April 1, 2023 to September 30, 2023.

(3)	Includes Hong Kong, Japan, Taiwan, the People’s Republic of China and South Korea, among others.
(4)	Includes Malaysia, Singapore, Brunei, Cambodia and Indonesia, among others.
(5)	Includes Kuwait, Qatar, Saudi Arabia, United Arab Emirates, Bahrain, Israel, Lebanon and Jordan, among others.

The following table presents the occupational distribution of OFWs.

Occupational Distribution of OFWs
By Occupation as of 2023(1)
(in percentages)
Managers	2.3
Professionals	9.9
Technicians and associate professionals	9.1
Clerical support workers	3.7
Service and sales workers	14.7
Skilled agricultural forestry and fishery workers	0.7

Occupational Distribution of OFWs
By Occupation as of 2023(1)
(in percentages)
Craft and related trades workers	6.2
Plant and machine operators and assemblers	12.1
Elementary occupations	41.1

Total	100.0

Source: Philippine Statistics Authority-2023 Survey on Overseas Filipinos.

Note:

(1)

Estimates cover overseas Filipinos whose departure occurred within the last five years ended September 30, 2023 and who are working or had worked abroad during the six months from April 1, 2023 to September 30, 2023.

The following table presents the gender and age distribution of OFWs.

	Age Distribution of OFWs as of 2023(1)
Age Group	Both sexes	Male	Female

	(%)
15 — 24	2.4	2.4	2.4
25 — 29	15.4	14.3	16.3
30 — 34	23.5	21.8	24.8
35 — 39	18.6	18.0	19.1
40 — 44	16.0	14.2	17.5
45 and over	24.1	29.2	20.0

Total for all ages	100.0	100.0	100.0

Source: Philippine Statistics Authority-2023 Survey on Overseas Filipinos.

Note:

(1)

Estimates cover overseas Filipinos whose departure occurred within the last five years ended September 30, 2023 and who are working or had worked abroad during the six months from April 1, 2023 to September 30, 2023.

Balance of Payments

The following table sets out the balance of payments of the Republic for the periods indicated.

	Balance of Payments
	2019	2020	2021	2022	2023(1)	2024(2)
	($ in millions)
Current account(3)	(3,047)	11,578	(5,943)	(18,261)	(11,817)	(12,930)
Exports	136,889	119,867	130,082	143,234	152,120	116,779
Imports	139,936	108,289	136,024	161,495	163,937	129,709
Goods, Services, and Primary Income	(30,996)	(15,807)	(35,444)	(48,857)	(42,768)	(36,159)
Total exports	108,143	91,627	99,630	111,856	120,077	92,716
Total imports	139,139	107,435	135,074	160,714	162,845	128,875
Goods and Services	(36,272)	(19,909)	(38,767)	(53,806)	(47,200)	(39,563)
Exports	94,741	80,034	87,798	98,832	103,714	79,802
Imports	131,013	99,943	126,565	152,638	150,914	119,364

	Balance of Payments
	2019	2020	2021	2022	2023(1)	2024(2)
	($ in millions)
Goods	(49,312)	(33,775)	(52,806)	(69,701)	(65,899)	(49,991)
Exports	53,477	48,212	54,228	57,710	55,394	42,375
Imports	102,788	81,987	107,034	127,412	121,293	92,367
Services	13,039	13,866	14,039	15,895	18,699	10,429
Exports	41,264	31,822	33,570	41,122	48,320	37,426
Imports	28,225	17,956	19,531	25,226	29,621	26,997
Primary Income	5,276	4,101	3,323	4,949	4,432	3,403
Receipts	13,402	11,594	11,832	13,024	16,363	12,914
Payments	8,125	7,492	8,509	8,076	11,931	9,511
Secondary Income	27,949	27,386	29,501	30,596	30,951	23,229
Receipts	28,746	28,240	30,452	31,378	32,043	24,063
Payments	797	854	950	781	1,092	834
Capital account(3)	127	63	80	23	67	54
Receipts	147	88	99	86	81	61
Payments	20	25	19	62	14	8
Financial account(4)	(8,034)	(6,906)	(6,433)	(13,885)	(14,068)	(20,813)
Net acquisition of financial assets(5)	7,297	13,286	10,261	2,533	4,700	1,572
Net incurrence of liabilities(5)	15,331	20,192	16,694	16,419	18,769	22,385
Direct investment	(5,320)	(3,260)	(9,732)	(5,631)	(5,211)	(4,043)
Net acquisition of financial assets(5)	3,351	3,562	2,251	3,861	3,905	2,614
Net incurrence of liabilities(5)	8,671	6,822	11,983	9,492	9,116	6,657
Portfolio investment	(2,474)	(1,680)	10,237	(1,684)	3,005	(6,458)
Net acquisition of financial assets(5)	2,402	6,567	7,809	(281)	3,636	1,033
Net incurrence of liabilities(5)	4,876	8,246	(2,428)	1,402	632	7,491
Financial derivatives	(173)	(199)	49	(48)	(115)	(107)
Net acquisition of financial assets(5)	(874)	(796)	(449)	(632)	(779)	(647)
Net incurrence of liabilities(5)	(701)	(596)	(498)	(584)	(664)	(540)
Other investment	(67)	(1,767)	(6,987)	(6,523)	(11,747)	(10,206)
Net acquisition of financial assets(5)	2,417	3,953	649	(415)	(2,062)	(1,427)
Net incurrence of liabilities(5)	2,484	5,720	7,636	6,108	9,684	8,778
Net unclassified items(6)	2729	(2,526)	774	(2,911)	1,354	(2,819)
Overall balance of payments position(7)	7,843	16,022	1,345	(7,263)	3,672	5,117

Sources: Department of Economic Statistics; Bangko Sentral.

Notes:

(1)	Revised data.
(2)	Preliminary data for the nine months ended September 30, 2024.
(3)	Balances in the current and capital accounts are derived by deducting debit entries from credit entries.
(4)	Balances in the financial account are derived by deducting net incurrence of liabilities from net acquisition of financial assets.
(5)	Negative values of Net Acquisition of Financial Assets indicate withdrawal/disposal of financial assets; negative values of Net Incurrence of Liabilities indicate repayment of liabilities.
(6)

Net unclassified items is an offsetting account to the overstatement or understatement in either receipts or payments of the recorded balance of payments components relative to the overall balance of payments position.

(7)

The overall balance of payments position is calculated as the change in the country’s net international reserves, less non-economic transactions (revaluation and gold monetization/demonetization). Alternatively, it can be derived by adding the current and capital account balances less financial account plus net unclassified items.

Overall Balance of Payments Performance

In the first nine months of 2024, based on preliminary data, the overall balance of payments position of the Republic recorded a surplus of $5.1 billion, compared to a surplus of $1.7 billion for the same period of 2023. The increase in surplus was primarily a result of a decrease in financial account from a deficit of $8.2 billion in the first nine months of 2023 to a deficit of $20.8 billion in the first nine months of 2024. This was partially offset by a decrease in net unclassified items from a surplus of $4.3 billion in the first nine months of 2023 to a deficit of $2.8 billion in the first nine months of 2024.

Current Account

In the first nine months of 2024, according to preliminary data, the current account recorded a deficit of $12.9 billion, compared to a deficit of $10.8 billion in the first nine months of 2023. The higher deficit was primarily the result of a 23.9% decrease in trade-in-services surplus from $13.7 billion in the first nine months of 2023 to $10.4 billion in the first nine months of 2024. This was partially offset by a 18.9% increase in primary income surplus from $2.9 billion in the first nine months of 2023 to $3.4 billion in the first nine months of 2024.

Goods Trade

In the first nine months of 2024, according to preliminary data, the trade-in-goods deficit decreased by 0.2% to $50.0 billion, compared to $50.1 billion in the first nine months of 2023. The lower deficit was primarily a result of a 3.0% increase in exports, which increased to $42.4 billion in the first nine months of 2024 compared to $41.1 billion in the first nine months of 2023. This was partially offset by a 1.3% increase in imports, which increased to $92.4 billion in the first nine months of 2024 compared to $91.2 billion in the first nine months of 2023.

The following table sets out the Republic’s exports of goods by major commodity group, as reported by the PSA.

	Exports by Major Commodity Groups
	Annual						Growth Rates		January-November		Growth Rates	Percentage of Total Exports
Commodities	2019	2020	2021	2022	2023(1)	2024(2)	2022	2023	2023(1)	2024(2)	2024(2)	2019	2024(2)
							(%)				(%)	(%)
	($ in millions, except percentages)
Agricultural products
Coconut products	1,294	1,230	1,947	2,563	1,538	1,758	31.6	(40.0)	1,416	2,300	62.4	1.8	2.8
Sugar and products	67	66	76	6	5	18	(92.1)	(24.1)	4	19	353.3	0.1	0.0
Fruits and vegetables	2,854	2,624	2,248	2,199	2,273	1,744	(2.2)	(3.4)	2,090	2,157	3.2	4.0	3.2
Other agro-based products	952	864	1,000	1,123	958	701	12.3	(14.7)	880	875	(0.6)	1.3	1.3
Total agricultural based products	5,167	4,784	5,271	5,891	4,773	4,221	11.8	(19.0)	4,391	5,351	21.9	7.3	7.9
Forest products	358	297	377	357	270	140	(5.3)	(24.4)	250	176	(29.4)	0.5	0.3
Mineral products	4,664	5,080	6,721	7,268	7,074	5,204	8.1	(2.7)	6,649	6,450	(3.0)	6.6	9.5
Petroleum products	226	193	6	7	7	113	16.7	(4.6)	6	160	x	0.3	0.2
Manufacturing
Electronic products	40,022	37,965	42,496	46,155	41,906	30,598	8.6	(9.2)	38,528	36,278	(5.8)	56.4	53.7
Other electronics	3,469	2,724	3,432	3,504	3,744	2,688	2.1	6.8	3,478	3,365	(3.3)	4.9	5.0
Garments	928	652	742	854	706	520	15.1	(17.4)	645	608	(5.7)	1.3	0.9
Textile yarns/fabrics	217	313	294	291	248	195	(1.0)	(14.8)	232	239	3.0	0.3	0.4
Footwear	132	114	111	108	82	70	(2.7)	(24.6)	76	84.0	9.9	0.2	0.1
Travel goods and handbags	745	420	647	706	567	410	9.1	(19.8)	506	499	(1.3)	1.0	0.7
Wood manufacturing	251	187	205	167	70	55	(18.5)	(58.3)	65	70	6.6	0.4	0.1

	Exports by Major Commodity Groups
	Annual						Growth Rates		January-November		Growth Rates	Percentage of Total Exports
Commodities	2019	2020	2021	2022	2023(1)	2024(2)	2022	2023	2023(1)	2024(2)	2024(2)	2019	2024(2)
							(%)				(%)	(%)
	($ in millions, except percentages)
Furniture and fixtures	299	344	381	309	289	207	(18.9)	(6.4)	265	258	(2.8)	0.4	0.4
Chemicals	1,508	1,339	1,939	1,880	1,771	1,483	(3.0)	(5.8)	1,617	1,850	14.4	2.1	2.7
Non-metallic mineral manufacturing	267	226	296	309	287	261	4.4	(7.0)	263	333	26.4	0.4	0.5
Machinery and transport equipment	4,128	2,249	2,371	2,215	2,415	1,959	(6.6)	9.0	2,259	2,415	6.9	5.8	3.6
Processed food and beverages	1,330	1,245	1,465	1,404	1,306	1,129	(4.2)	(7.0)	1,197	1,382	15.5	1.9	2.0
Iron and steel	93	37	67	133	143	98	98.5	7.7	135	139	3.0	9.1	0.2
Baby carriages, toys, games and sporting goods	269	237	294	325	283	199	10.5	(13.0)	267	241	(9.5)	0.4	0.4
Basketwork, wickerwork, and other articles of plaiting materials	31	43	63	45	38	26	(28.6)	(15.6)	36	32	(10.0)	0.0	0.0
Miscellaneous	963	819	1,018	885	690	570	(13.1)	(22.1	637	697	9.4	1.4	1.0
Others	4,227	4,880	5,232	5,361	5,341	4,361	2.5	(0.4)	4,917	5,526	12.4	6.0	8.2
Total Manufacturing	58,876	53,793	61,053	64,651	59,884	44,830	5.9	(7.4)	55,123	54,015	(2.0)	83.0	80.0
Special transactions	1,637	1,067	1,265	1,400	1,520	1,159	10.7	8.6	1,414	1,399	(1.1)	2.3	2.1
Total exports	70,927	65,215	74,693	79,574	73,527	55,669	6.5	(7.6)	67,933	67,551	(0.4)	100.0	100.0

Sources: Philippine Statistics Authority; Bangko Sentral.

Notes:

(1)	Preliminary data.
(2)	Preliminary data as of November 30, 2024.
x	Growth rate is more than 1,000%.

	Export of Goods by Destination
	2019	2020	2021	2022	2023(1)
	($ millions)
Country/Region
North America(2)	12,860	10,971	13,053	14,562	13,037
United States	11,567	10,018	11,852	13,072	11,548
Europe(3)	8,890	7,584	9,315	10,006	9,609
European Union(4)	7,779	6,536	8,062	8,709	8,377
Asia(5)	47,101	45,629	50,972	53,560	49,556
Japan	10,675	10,034	10,739	11,123	10,456
People’s Republic of China	9,814	9,830	11,562	10,980	10,925
Hong Kong	9,625	9,226	9,932	10,364	8,844
South Korea	3,241	2,855	2,576	3,125	3,534
Singapore	3,832	3,775	4,196	4,915	3,528
Taiwan	2,253	2,121	2,526	2,983	2,638
Southeast Asia(6)	6,958	6,469	7,962	8,563	7,692
Oceania(7)	527	463	632	690	684
Middle East(8)	831	629	570	642	715
Others(9)	717	569	721	757	731

Total	70,927	65,215	74,693	79,574	73,617

Sources: Philippine Statistics Authority; Bangko Sentral.

Notes:

(1)	Preliminary data.
(2)	Includes the United States, Canada, and others.
(3)	Includes the European Union, Switzerland, the Russian Federation, and others.
(4)

Includes Austria, Belgium, Bulgaria, Croatia, Cyprus, Czech Republic, Denmark, Estonia, France, Federal Republic of Germany, Finland, Greece, Hungary, Ireland, Italy, Latvia, Lithuania, Luxembourg, Malta, the Netherlands, Poland, Portugal, Slovak Republic, Slovenia, Spain, Sweden and Romania.

(5)

Includes Japan, the People’s Republic of China, Hong Kong, South Korea, Singapore, Taiwan, Indonesia, Malaysia, Thailand, Brunei Darussalam, Vietnam, Myanmar, Laos, Bangladesh. Nepal, Pakistan, Sri Lanka, India, and others.

(6)	Includes only Malaysia, Indonesia, Thailand, Brunei Darussalam, Cambodia, Vietnam, Myanmar and Laos.
(7)	Includes Australia, New Zealand, Pacific Island, and others.
(8)	Includes Iran, Iraq, Kuwait, Saudi Arabia, the United Arab Emirates (including Abu Dhabi), and others.
(9)	Includes countries in Central America, South America (including Brazil), Africa, and others.

	Export of Goods by Destination(1)	Percentage of Total Exports
	2024(2)	2024(2)
	($ millions)	(%)
Country
United States of America	11,169	16.5
Japan	9,566	14.2
People’s Republic of China	8,712	12.9
Hong Kong	8,991	13.3
Singapore	2,657	3.9
Republic of Korea	3,358	5.0
Thailand	2,701	4.0
Germany	2,305	3.4
Netherlands	2,618	3.9
Republic of China (Taiwan)	2,500	3.7
Malaysia	2,052	3.0
Vietnam	1,539	2.3
Indonesia	962	1.4
India	976	1.4
Mexico	814	1.2
Canada	512	0.8
Australia	507	0.8
Switzerland	511	0.8
UK Great Britain and N. Ireland	518	0.8
Czech Republic (Czechoslovakia)	332	0.5
Others	4,251	6.3

Total	67,551	100.0

Sources: Philippine Statistics Authority.

Notes:

(1)

Beginning September 1, 2024, the BSP will only publish BSP generated statistics, except for certain major indicators. As such, previously published selected non-BSP-produced statistics, such as those from other government agencies, will no longer be published by the BSP.

(2)	Preliminary data as of November 30, 2024.

In the first eleven months of 2024, according to preliminary PSA data, total exports of goods decreased by 0.4% to $67.5 billion, from the $67.8 billion recorded in the first eleven months of 2023. This was primarily a result of a decrease in exports of manufactured goods, which comprised a 2.0% decrease in the export of manufactured goods from $55.1 billion in the first eleven months of 2023 to $54.0 billion in the first eleven months of 2024.

Imports of Goods

The following table sets out the sources of the Philippines’ imports of goods by commodity group.

	Imports by Major Commodity Groups
	Annual						Growth Rates		January-November		Growth Rates	Percentage of Total Imports
	2019	2020	2021	2022	2023(1)	2024(2)	2022	2023	2023(1)	2024(2)	2024(2)	2019	2024(2)
							(%)				(%)	(%)
	($ in millions, except percentages)
Commodities
Capital goods	37,434	29,752	35,461	37,917	35,684	26,367	6.6	(5.9)	32,775	32,742	(0.1)	33.5	27.9
Raw materials and Intermediate goods
Unprocessed raw materials	3,576	3,576	4,400	6,078	6,849	4,897	38.1	(12.7)	6,260	6,062	(3.2)	3.2	5.2
Semi-processed raw materials	37,041	32,893	43,583	46,250	38,584	29,952	6.3	(16.6)	35,711	36,827	3.1	33.2	31.3
Raw materials and intermediate goods	40,617	36,158	47,984	52,328	45,432	34,849	9.2	(13.2)	41,972	42,889	2.2	36.4	36.5
Mineral fuels and lubricants	13,362	7,635	13,625	23,795	19,922	14,691	74.6	(16.3)	18,693	17,688	(5.4)	12.0	15.1
Consumer goods
Durable	10,176	7,196	9,027	10,617	12,426	9,146	17.6	(17.0)	11,403	11,500	0.9	9.1	9.8
Non-durable	9,081	8,251	9,842	11,758	4	9,619	19.4	2.1	10,957	12,222	11.5	8.1	10.4
Total consumer goods	19,260	15,447	18,868	22,375	24,430	18,765	18.6	9.2	22,360	23,722	6.1	17.3	20.2
Special transactions(1)	920	820	947	805	478	397	(15.2)	(40.6)	447	473	5.9	0.8	0.4

Total imports	111,593	89,812	116,885	137,221	125,946	95,070	17.3	(8.1)	116,247	117,514	1.1	100.0	100.0

Sources: Philippine Statistics Authority; Bangko Sentral.

Notes:

(1)	Preliminary data.
(2)	Preliminary data as of November 30, 2024.

	Imports of Goods by Source/Origin
	2019	2020	2021	2022	2023(1)
	($ millions)
Country/Region
North America(2)	8,781	7,555	8,749	9,809	9,678
United States	8,072	6,922	7,751	8,917	8,418
Europe(3)	11,117	8,052	9,638	10,100	9,409
European Union(4)	8,531	6,036	7,673	7,796	7,794
Asia(5)	84,186	69,460	91,244	110,782	100,550
Japan	10,580	8,616	11,108	12,353	10,288
People’s Republic of China	25,496	20,868	26,799	28,217	29,392
Hong Kong	3,598	2,784	3,268	3,102	2,011
South Korea	8,477	6,895	9,351	12,321	8,488
Singapore	6,658	5,622	6,948	8,118	7,095
Taiwan	4,753	4,683	5,763	6,800	4,686

	Imports of Goods by Source/Origin
	2019	2020	2021	2022	2023(1)
	($ millions)
Southeast Asia(6)	22,465	18,153	25,483	32,109	30,581
Oceania(7)	2,213	1,443	2,310	3,599	4,225
Middle East(8)	3,704	1,867	3,965	5,344	5,545
Others(9)	717	1,592	1,974	3,391	2,348

Total	111,593	89,812	116,885	137,221	126,209

Sources: Philippine Statistics Authority; Bangko Sentral.

Notes:

(1)	Preliminary data.
(2)	Includes the United States, Canada, and others.
(3)	Includes the European Union, Switzerland, the Russian Federation, and others.
(4)

Includes Austria, Belgium, Bulgaria, Croatia, Cyprus, Czech Republic, Denmark, Estonia, France, Federal Republic of Germany, Finland, Greece, Hungary, Ireland, Italy, Latvia, Lithuania, Luxembourg, Malta, the Netherlands, Poland, Portugal, Slovak Republic, Slovenia, Spain, Sweden and Romania.

(5)

Includes Japan, the People’s Republic of China, Hong Kong, South Korea, Singapore, Taiwan, Indonesia, Malaysia, Thailand, Brunei Darussalam, Vietnam, Myanmar, Laos, Bangladesh. Nepal, Pakistan, Sri Lanka, India, and others.

(6)	Includes only Malaysia, Indonesia, Thailand, Brunei Darussalam, Cambodia, Vietnam, Myanmar and Laos.
(7)	Includes Australia, New Zealand, Pacific Island, and others.
(8)	Includes Iran, Iraq, Kuwait, Saudi Arabia, the United Arab Emirates (including Abu Dhabi), and others.
(9)	Includes countries in Central America, South America (including Brazil), Africa, and others.

	Import of Goods by Source/ Origin(1)	Percentage of Total Imports
	2024(2)	2024(2)
	($ millions)	(%)
Country
People’s Republic of China	30,194	25.7
Indonesia	9,825	8.4
Japan	9,189	7.8
Republic of Korea	8,853	7.5
United States of America	7,519	6.4
Thailand	6,958	5.9
Vietnam	5,051	4.3
Malaysia	5,512	4.7
Singapore	5,368	4.6
Republic of China (Taiwan)	3,663	3.1
Australia	2,606	2.2
Saudi Arabia	1,799	1.5
Brazil	1,852	1.6
India	2,090	1.8
Hong Kong	1,905	1.6
Germany	2,018	1.7
Peru	188	0.2
United Arab Emirates	1,298	1.1
Italy	916	0.8
Iraq	463	0.4
Others	10,248	8.7

Total	117,514	100.0

Sources: Philippine Statistics Authority.

Notes:

(1)

Beginning September 1, 2024, the BSP will only publish BSP generated statistics, except for certain major indicators. As such, previously published selected non-BSP-produced statistics, such as those from other government agencies, will no longer be published by the BSP.

(2)	Preliminary data as of November 30, 2024.

In the first eleven months of 2024, according to preliminary PSA data, total imports of goods increased by 1.1% to $117.5 billion, from the $116.3 billion recorded in the first eleven months of 2023. This increase was primarily attributable to an increase in imports of raw materials and intermediate goods as well as consumer goods. Imports of raw materials and intermediate goods increased by 2.2% to $42.9 billion in the first eleven months of 2024, compared to the $42.0 billion in the first eleven months of 2023. Imports of consumer goods increased by 6.1% to $23.7 billion in the first eleven months of 2024, compared to the $22.3 billion in the first eleven months of 2023. These increases were offset by a 5.4% decrease in mineral fuels and lubricant to $17.7 billion in the first eleven months of 2024, compared to $18.7 billion in the first eleven months of 2023.

Services

The following table sets out the Republic’s services by sector for the periods indicated.

	Service Trade
	2019	2020	2021	2022	2023(1)	2024(2)

	($ in millions)
Total services	13,039	13,866	14,039	15,895	18,699	10,429
Exports	41,264	31,822	33,570	41,122	48,320	37,426
Imports	28,225	17,956	19,531	25,226	29,621	26,997
Manufacturing services on physical inputs owned by others	4,339	4,152	5,033	5,443	4,920	3,631
Exports	4,339	4,152	5,033	5,443	4,920	3,631
Imports	0	0	0	0	0	0
Maintenance and repair services	(61)	(11)	(8)	(70)	(153)	(113)
Exports	110	59	42	112	100	81
Imports	171	70	50	181	253	194
Transport	(2,280)	(2,525)	(3,493)	(3,967)	(4,379)	(2,726)
Exports	2,883	1,669	1,568	2,688	3,064	2,822
Imports	5,164	4,194	5,060	6,655	7,443	5,548
of which: Passenger	787	460	163	520	314	212
Exports	1,674	708	353	1,065	1,501	1,112
Imports	887	248	190	544	1,187	900
of which: Freight	(3,046)	(3,132)	(3,989)	(4,986)	(4,980)	(3,589)
Exports	763	564	672	760	631	469
Imports	3,809	3,696	4,661	5,746	5,611	4,058
of which: Other	(282)	147	333	498	287	651
Exports	446	396	542	863	932	1,241
Imports	468	249	209	364	645	590
Travel	(2,257)	(2,298)	(2,661)	(744)	2,467	(2,165)
Exports	9,781	1,791	600	4,174	9,118	7,174
Imports	12,038	4,088	3,262	4,918	6,651	9,339
Construction services	(5)	(11)	41	16	(94)	(121)
Exports	66	85	88	74	121	67
Imports	71	97	47	57	214	188
Insurance and pension services	(1,554)	(1,314)	(1,749)	(1,893)	(1,914)	(1,421)
Exports	90	75	101	100	86	94
Imports	1,644	1,389	1,850	1,993	2,000	1,515

	Service Trade
	2019	2020	2021	2022	2023(1)	2024(2)

	($ in millions)
Financial services	(539)	(453)	(211)	(752)	(1,170)	(1,296)
Exports	232	90	194	244	310	294
Imports	772	543	405	996	1,480	1,590
Charges for the use of intellectual property	(805)	(504)	(590)	(539)	(421)	(319)
Exports	28	15	33	12	30	25
Imports	833	519	623	551	452	344
Telecommunications, computer, and information services	4,766	4,414	4,179	4,591	5,162	4,021
Exports	6,098	5,930	6,300	6,673	7,098	5,563
Imports	1,332	1,515	2,121	2,082	1,936	1,542
Other business services	11,981	12,815	13,986	14,188	14,586	11,139
Exports	17,456	17,798	19,478	21,456	23,293	17,488
Imports	5,475	4,983	5,492	7,268	8,707	6,349
Personal, cultural and recreational services	(26)	(18)	(103)	(28)	27	64
Exports	161	136	112	127	153	167
Imports	187	154	214	155	126	104
Government services	(520)	(381)	(385)	(351)	(332)	(264)
Exports	19	22	22	21	26	19
Imports	539	403	407	372	358	284

Source: Bangko Sentral.

Note:

(1)	Revised data.
(2)	Preliminary data for the nine months ended September 30, 2024.

In 2023, according to revised data, the trade-in-services account showed a 17.6% growth from a $15.9 billion surplus in 2022 to a $18.7 billion surplus. The higher surplus was mainly attributable to a 430.0% change in travel, from a deficit of $0.7 billion in 2022 to a surplus of $2.5 billion in 2023 and a 12.4% increase in surplus for telecommunications, computer, and information services from $4.6 billion in 2022 to $5.2 billion in 2023.

In the first nine months of 2024, according to preliminary data, the trade-in-services account showed a 23.9% decline from a $13.7 billion surplus in the first nine months of 2023 to a $10.4 billion surplus. This was primarily a result of a 222.8% decline in the surplus from travel, from a surplus of $1.8 billion in the first nine months of 2023 to a deficit of $2.2 billion in the first nine months of 2024. This was also the result of a 111.4% increase in deficit for financial services from a deficit of $0.6 billion in the first nine months of 2023 to $1.3 billion in the first nine months of 2024.

Primary Income

The following table sets out the Republic’s primary income for the periods indicated.

	Primary Income
	2019	2020	2021	2022	2023(1)	2024(2)
	($ in millions)
Total Primary Income	5,276	4,101	3,323	4,949	4,432	3,403
Receipts	13,402	11,594	11,832	13,024	16,363	12,914
Payments	8,125	7,492	8,509	8,076	11,931	9,511
Compensation of employees	8,685	8,413	8,662	8,878	9,070	6,828
Receipts	8,827	8,549	8,825	9,067	9,289	6,936

	Primary Income
	2019	2020	2021	2022	2023(1)	2024(2)
	($ in millions)
Payments	142	136	163	189	219	108
Investment income	(3,409)	(4,311)	(5,339)	(3,930)	(4,638)	(3,425)
Receipts	4,575	3,045	3,007	3,957	7,073	5,978
Payments	7,894	7,356	8,346	7,887	11,712	9,403
Direct investment	(2,740)	(3,076)	(4,123)	(3,136)	(4,017)	(2,467)
Receipts	2,033	1,218	872	1,280	2,941	2,321
Payments	4,773	4,293	4,995	4,416	6,958	4,788
Income on equity and investment fund	(3,410)	(3,476)	(4,647)	(2,904)	(3,765)	(2,165)
Receipts	565	362	234	57	257	121
Payments	3,975	3,838	4,881	2,961	4,022	2,287
Dividends and withdrawals from income of quasi-corporations	(2,379)	(2,682)	(3,530)	(1,494)	(2,414)	(1,133)
Receipts	464	212	253	181	368	205
Payments	2,843	2,894	3,784	1,675	2,783	1,338
Reinvested earnings	(1,031)	(794)	(1,117)	(1,410)	(1,351)	(1,032)
Receipts	101	150	(20)	(125)	(112)	(84)
Payments	1,132	944	1,097	1,286	1,239	949
Interest	670	400	524	(232)	(252)	(302)
Receipts	1,468	855	639	1,223	2,684	2,199
Payments	798	455	115	1,455	2,936	2,501
Portfolio investment	(2,004)	(1,962)	(2,264)	(2,393)	(2,096)	(2,554)
Receipts	377	456	693	389	425	280
Payments	2,380	2,417	2,957	2,782	2,521	2,834
Income on equity and investment fund shares	(985)	(825)	(846)	(901)	(805)	(1,289)
Receipts	1	10	6	1	12	4
Payments	986	835	852	902	817	1,293
Dividends on equity excluding investment fund shares	(985)	(825)	(846)	(901)	(805)	(1,289)
Receipts	1	10	6	1	12	4
Payments	986	835	852	902	817	1,293
Interest	(1,019)	(1,136)	(1,418)	(1,492)	(1,291)	(1,265)
Receipts	375	446	687	388	413	277
Payments	1,394	1,582	2,105	1,880	1,704	1,541
Short term	(5)	(84)	(385)	(276)	(63)	(8)
Receipts	8	118	133	12	10	0
Payments	12	202	518	288	73	8
Long term	(1,014)	(1,052)	(1,033)	(1,216)	(1,228)	(1,256)
Receipts	367	328	555	376	403	277
Payments	1,381	1,380	1,587	1,592	1,631	1,533
Central Banks	(13)	(12)	(12)	(10)	(8)	(4)
Deposit-taking corporation, except the central bank	(143)	(143)	(145)	(161)	(129)	(126)
General government	(1,100)	(1,073)	(1,261)	(1,196)	(1,333)	(1,309)
Other sectors	242	176	384	151	242	183
Receipts	367	328	555	376	403	277
Payments	125	152	171	226	160	94
Other investment income	(192)	(381)	(258)	(151)	(969)	(725)
Receipts	639	264	135	538	1,264	1,056
Payments	831	645	393	689	2,233	1,781

	Primary Income
	2019	2020	2021	2022	2023(1)	2024(2)
	($ in millions)
Central banks	(12)	(4)	(1)	(28)	(134)	(114)
Receipts	0	0	0	0	0	0
Payments	12	4	1	28	134	114
Deposit-taking corporation, except the central bank	275	105	60	367	621	460
Receipts	420	196	115	447	808	655
Payments	145	91	55	80	187	195
General government	(467)	(374)	(210)	(439)	(1,545)	(1,137)
Other sectors	12	(108)	(107)	(51)	89	66
Receipts	219	69	21	91	456	401
Payments	207	176	127	142	367	335

Source: Bangko Sentral.

Note:

(1)	Revised data.
(2)	Preliminary data for the nine months ended September 30, 2024.

In 2023, according to revised data, the primary income account recorded a surplus of $4.4 billion, representing a 10.8% decrease from the surplus of $4.9 billion recorded in 2022. The decreased surplus was primarily the result of a 18.4% increase in net payment of investment income from $3.9 billion in 2022 to $4.6 billion in 2023.

In the first nine months of 2024, according to preliminary data, the primary income account recorded a surplus of $3.4 billion, representing a 18.9% increase from the surplus of $2.9 billion recorded in the first nine months of 2023. The increased surplus was primarily the result of a 15.9% increase in net receipts from investment income from $5.1 billion in the first nine months of 2023 to $6.0 billion in the first nine months of 2024 and a 3.0% increase in compensation of employees account surplus from $6.6 billion in the first nine months of 2023 to $6.8 billion in the first nine months of 2024.

Secondary Income

The following table sets out the Republic’s secondary income for the periods indicated.

	Secondary Income
	2019	2020	2021	2022	2023(1)	2024(2)

	($ in millions)
Total Secondary Income	27,949	27,386	29,501	30,596	30,951	23,229
Receipts	28,746	28,240	30,452	31,378	32,043	24,063
Payments	797	854	950	781	1,092	834
General Government	846	631	720	550	511	334
Receipts	883	671	760	590	548	371
Payments	37	39	39	41	37	37
Financial corporations, nonfinancial corporations, households and non-profit institutions serving households	27,103	26,754	28,781	30,047	30,440	22,895
Receipts	27,863	27,569	29,692	30,788	31,495	23,692
Payments	760	815	911	741	1,055	797
Personal transfers	26,256	26,259	27,767	28,873	29,716	22,467
Receipts	26,341	26,334	27,860	28,982	29,807	22,555

	Secondary Income
	2019	2020	2021	2022	2023(1)	2024(2)

	($ in millions)
Payments	84	75	93	109	91	88
Other current transfers	846	496	1,014	1,174	724	428
Receipts	1,523	1,236	1,832	1,806	1,688	1,137
Payments	676	740	818	632	964	709

Source: Bangko Sentral.

Note:

(1)	Revised data.
(2)	Preliminary data for the nine months ended September 30, 2024.

In 2023, according to revised data, the secondary income account recorded a surplus of $31.0 billion, 1.5% higher than the $30.6 billion recorded in 2022. This increased surplus was due mainly to a % increase in personal transfers, consisting mainly of remittance inflows from non-resident OFWs, from $28.9 billion in 2022 to $29.7 billion in 2023.

In the first nine months of 2024, according to preliminary data, the secondary income account recorded a surplus of $23.2 billion, 2.4% higher than the $22.7 billion recorded in the first nine months of 2023. This increased surplus was due mainly to a 2.6% increase in financial corporations, nonfinancial corporations, households, and non-profit institutions serving households account surplus, from $22.3 billion in the first nine months of 2023 to $22.9 billion in the first nine months of 2024.

Financial Account

The financial account is divided into four categories: direct investments, portfolio investments, financial derivative investments and other investments.

The following table sets out the Republic’s direct investments for the periods indicated.

	Direct Investments
	2019	2020	2021	2022	2023(1)	2024(2)
	($ in millions)
Total direct investment	(5,320)	(3,260)	(9,732)	(5,631)	(5,211)	(4,043)
Net acquisition of financial assets	3,351	3,562	2,251	3,861	3,905	2,614
Direct investor in direct investment enterprises	926	125	285	563	866	2,096
Placements	1,103	248	501	748	986	2,240
Withdrawals	178	123	216	185	120	145
Reinvestment of earnings	101	150	(20)	(125)	(112)	(84)
Debt instruments	2,325	3,287	1,986	3,423	3,151	602
Direct investor in direct investment enterprises	418	22	401	101	375	417
Direct investment enterprises in direct investor	1,907	3,265	1,584	3,322	2,776	185
Net incurrence of liabilities	8,671	6,822	11,983	9,492	9,116	6,657
Equity and investment fund shares	3,427	2,651	4,476	3,243	2,530	2,305
Direct investor in direct investment enterprises	2,295	1,706	3,379	1,957	1,291	1,357
Placements	3,002	2,099	3,934	2,206	1,838	1,791
Withdrawals	706	392	555	249	547	434
Reinvestment of earnings	1,132	944	1,097	1,286	1,239	949

	Direct Investments
	2019	2020	2021	2022	2023(1)	2024(2)
	($ in millions)
Debt instruments	5,244	4,172	7,507	6,250	6,586	4,351
Direct investor in direct investment enterprises	4,500	3,868	7,333	6,019	6,708	4,097
Direct investment enterprises in direct investor	744	304	174	231	(122)	255

Source: Bangko Sentral.

Note:

(1)	Revised data.
(2)	Preliminary data for the nine months ended September 30, 2024.

The following table sets out the Republic’s portfolio investments for the periods indicated.

	Portfolio Investments
	2019	2020	2021	2022	2023(1)	2024(2)
	($ in millions)
Portfolio investment	(2,474)	(1,680)	10,237	(1,684)	3,005	(6,458)
Net acquisition of financial assets	2,402	6,567	7,809	(281)	3,636	1,033
Equity and investment fund shares	702	1,014	1,786	(529)	1,714	609
Central banks	0	0	0	0	0	0
Deposit-taking corporations, except the central bank	81	2	(35)	(3)	(40)	(2)
Other sectors	622	1,012	1,821	(525)	1,754	611
Debt securities	1,700	5,553	6,023	247	1,922	424
Central bank	95	1,378	3,414	97	91	68
Deposit-taking corporations, except the central bank	1,983	1,985	(1,414)	(656)	(819)	3,533
Other sectors	(379)	2,190	4,024	806	2,649	(3,177)
Net incurrence of liabilities	4,876	8,246	(2,428)	1,402	632	7,491
Equity and investment fund shares	1,764	(2,541)	(975)	(488)	396	387
Deposit-taking corporations, except the central bank	(99)	(739)	803	645	1,144	365
Other sectors	1,863	(1,802)	(1,778)	(1,133)	(748)	22
Debt securities	3,112	10,787	(1,452)	1,890	235	7,104
Central bank	(6)	(24)	(7)	(8)	(14)	0
Deposit-taking corporations, except the central bank	1,304	424	(1,069)	156	(1,645)	485
General government	600	6,094	225	2,945	1,932	5,821
Other sectors	1,214	4,294	(601)	(1,202)	(38)	798

Source: Bangko Sentral.

Note:

(1)	Revised data.
(2)	Preliminary data for the nine months ended September 30, 2024.

From 2019 to September 30, 2024, the Government did not engage in derivative transactions with non-resident counterparties for either hedging or speculative purposes. However, the Bangko Sentral occasionally engages in derivative instrument transactions such as options, forwards and swaps for purposes of managing risk and enhancing yield.

The following table sets out the Republic’s other investments for the periods indicated.

	Other Investments
	2019	2020	2021	2022	2023(1)	2024(2)
	($ in millions)
Total other investment	(67)	(1,767)	(6,987)	(6,523)	(11,747)	(10,206)
Net acquisition of financial assets	2,417	3,953	649	(415)	(2,062)	(1,427)
Currency and deposits	1,019	2,673	(631)	21	(1,489)	(1,291)
Deposit-taking corporations, except the central bank	787	1,240	184	(629)	(753)	(1,330)
Other sectors	232	1,433	(815)	650	(736)	39
Loans	1,210	1,174	1,165	(520)	(744)	(373)
Deposit-taking corporations, except the central bank	1,210	1,174	1,165	(520)	(744)	(373)
Trade credits and advances(3)	188	118	141	94	92	65
Other accounts receivable	0	(12)	(26)	(11)	79	172
Net incurrence of liabilities	2,484	5,720	7,636	6,108	9,684	8,778
Currency and deposits	169	(333)	380	479	(141)	(112)
Loans	2,111	6,462	4,421	5,242	9,731	8,214
Deposit-taking corporations, except the central bank	267	(3,260)	(1,166)	28	2,087	4,531
Long-term	—	—	—	—	—	—
Short-term	267	(3,260)	(1,166)	28	2,087	4,531
General government	1,463	7,334	4,450	3,757	4,788	3,333
Long-term drawings	2,627	8,517	5,642	4,795	6,085	4,362
Long-term repayments	1,164	1,182	1,192	1,038	1,297	1,029
Other sectors	382	2,387	1,137	1,457	2,856	349
Long-term	263	1,932	704	1,518	3,045	374
Drawings	2,219	3,507	2,602	3,354	6,718	3,259
Repayments	1,956	1,576	1,898	1,837	3,673	2,885
Short-term	118	456	432	(61)	(189)	(25)
Trade credits and advances	117	(787)	265	510	(61)	336
Other accounts payable—other	87	378	(202)	(123)	155	341

Source: Bangko Sentral.

Notes:

(1)	Revised data.
(2)	Preliminary data for the nine months ended September 30, 2024.
(3)	All trade credits are short-term credits in non-governmental sectors.

According to revised data, the financial account recorded a net outflow of $14.1 billion in 2023, higher than the net outflow of $13.9 billion in 2022. This increase was primarily a result of an 80.1% increase in the net outflow of other investment, from $6.5 billion in 2022 to $11.7 billion in 2023. This was partially offset by a 278.4% increase in portfolio investment from a net outflow of $1.7 billion in 2022 to a net inflow of $3 billion in 2023.

According to preliminary data, the financial account recorded a net outflow of $20.8 billion in the first nine months of 2024, higher than the net outflow of $8.2 billion in the first nine months of 2023. This increase in net outflow was primarily a result of a 242.2% decrease in portfolio investment from a net inflow of $4.5 billion in the first nine months of 2023 to a net outflow of $6.5 billion in the first nine months of 2024.

The following table sets out foreign direct investments in the Philippines by industry.

	Net Foreign Direct Investment by Industry(1)
	2019	2020	2021	2022	2023(2)	2024(3)
	($ in millions)
Industry
Total equity other than reinvestment of earnings, net	2,295.2	1,706.3	3,379.4	1,957.1	1,291.1	1,456.2
Agriculture, forestry and fishing	0.4	0.0	0.4	3.7	5.2	3.2
Mining and quarrying	1.4	0.6	6.0	5.0	7.1	(0.9)
Manufacturing	303.2	754.0	550.6	737.5	931.8	1,394.7
Electricity, gas, steam and air conditioning supply	307.2	(38.3)	2,042.3	51.5	(11.4)	(6.5)
Water supply, sewerage, waste management and remediation activities	5.8	4.7	(8.5)	0.0	0.0	0.0
Construction	66.0	99.8	51.5	160.9	69.7	28.2
Wholesale and retail trade and repair of motor vehicles and motorcycles	(180.7)	93.4	16.2	107.1	101.4	(17.2)
Transportation and storage	104.8	102.9	72.6	30.5	30.7	8.1
Accommodation and food service activities	20.6	7.8	10.2	16.6	21.1	13.6
Information and communication	357.1	130,0	56.5	177.4	82.7	27.7
Financial and insurance activities	949.7	230.5	362.2	255.9	(65.5)	(108.5)
Real estate activities	250.4	187.9	137.1	353.8	89.8	86.6
Professional, scientific and technical activities	8.1	24.4	48.1	33.6	14.0	(5.5)
Administrative and support service activities	59.5	90.7	15.3	11.5	9.6	18.0
Public administration and defense; compulsory social security	0.0	0.0	0.0	0.0	0.1	0.2
Education	1.5	0.8	7.3	0.9	1.8	1.9
Human health and social work activities	32.2	14.3	8.0	3.4	2.5	2.1
Arts, entertainment and recreation	9.1	2,8	3.3	0.9	0.1	10.2
Other service activities	(1.0)	0.1	0.3	6.9	0.5	0.4
Others, not elsewhere classified(4)	0.0	0.0	0.0	0.0	0.0	0.0
Reinvestment of earnings	1,132.0	944.2	1,097.1	1,285.5	1,239.3	1,032.2
Debt instruments	5,244.2	4,171.6	7,506.9	6,249.6	6,856.0	5,190.2

Total	8,671.4	6,822.1	11,983.4	9,492.2	9,116.3	7,678.5

Source: Bangko Sentral.

Notes:

(1)

Data restated using the 2009 Philippine Standard Industrial Classification and in accordance with the BPM6 framework. Pursuant to BPM6, net FDI flows refers to non-residents’ net equity capital (calculated as placements less withdrawals plus reinvestment of earnings plus debt instruments (i.e., net intercompany borrowings)).

(2)	Preliminary data.
(3)	Preliminary data as of October 31, 2024.
(4)	Covers non-residents investments in non-banks sourced from the Cross-Border Transactions Survey and in local banks; sectoral or industry breakdown statistics are not available.

The following table sets out foreign direct investments in the Philippines by country.

	Net Foreign Direct Investment by Country(1)(2)
	2019	2020	2021	2022	2023(3)		2024(4)
	($ in millions)
Country
Total equity other than reinvestment of earnings, net	2,295.2	1,706.3	3,379.4	1,957.1	1,291.1		1,456.2
Asia	1,540.5	1,185.9	3,326.2	1,585.9	1,089.6		718.5
ASEAN(5)	662.2	295.8	2,582.0	673.1	224.6		107.1
Middle East(6)	6.0	8.9	6.3	45.8	(2.9)		4.6
Other Asia	872.3	881.2	737.9	867	867.9		606.8
Americas	321.1	191.6	157.1	260.0	127.3		78.0
Oceania	0.1	(2.6)	(8.2)	6.4	6.3		(1.4)
Europe	383.5	329.3	(96.8)	104.3	66.9		653.8
European Union(7)(8)	351.7	278.7	(121.3)	29.2	64.0		(112.8)
Other Europe	31.9	50.6	24.5	75.1	2.9		766.6
Africa	49.2	1.1	1.0	0.5	0.7		1.1
Others(9)	0.7	0.9	0.0	0.1	0.2		6.2
International organization	0.0	0.0	0.0	0.0	0.0		0.0
Reinvestment of earnings(10)	1,132.0	944.2	1,097.1	1,285.5	1,239.3		1,032.2
Debt instruments(10)	5,244.2	4,171.6	7,506.9	6,249.6	6,586.0	(11)	5,190.2

Total	8,671.4	6,822.1	11,983.4	9,492.2	9,116.3	(11)	7,678.5

Source: Bangko Sentral.

Notes:

(1)

Data restated using the 2009 Philippine Standard Industrial Classification and in accordance with the BPM6 framework. Pursuant to BPM6, net FDI flows refers to non-residents’ net equity capital (calculated as placements less withdrawals plus reinvestment of earnings plus debt instruments (i.e., net intercompany borrowings)).

(2)

Effective July 17, 2023, the BSP adopted the country list based on the ISO 3166 Country Codes and the country classification based on Continental Grouping (Asia, America, Oceania, Europe, and Africa). For comparability across periods, the data for 2018-2023 were revised to reflect the updated totals by continental group.

(3)	Preliminary data.
(4)	Preliminary data as of October 31, 2024.
(5)	Includes Brunei Darussalam, Cambodia, Indonesia, Lao PDR, Malaysia, Myanmar, Singapore, Thailand and Viet Nam.
(6)

Includes Bahrain, Egypt, the Islamic Republic of Iran, Iraq, Israel, Jordan, Kuwait, Lebanon, Libya, Oman, Palestinian Territory, Qatar, Saudi Arabia, the Syrian Arab Republic (Syria), United Arab Emirates and Yemen.

(7)

Includes Austria, Belgium, Bulgaria, Croatia, Cyprus, Czech Republic, Denmark, Estonia, Finland, France, Germany, Greece, Hungary, Ireland, Italy, Latvia, Lithuania, Luxembourg, Malta, Netherlands, Poland, Portugal, Romania, Slovakia, Slovenia, Spain and Sweden.

(8)	The United Kingdom left the European Union effective January 1, 2021. For comparability across periods, data prior to January 2021 were revised to reflect the UK’s exit from EU.
(9)	Other countries not specified.
(10)	Country breakdowns statistics are not available.
(11)	Revised data.

In the first ten months of 2024, according to preliminary data, net inflows of foreign direct investment were $7.7 billion, 8.2% higher than the $7.1 billion recorded in the first ten months of 2023. The higher inflows were mainly due to an increase in inflows for net equity other than reinvestment of earnings from $997.7 million in the first ten months of 2023 to $1.5 billion in the first ten months of 2024. Net investments in manufacturing increased from a net inflow of $699.1 million in the first ten months of 2023 to a net inflow of $1.4 billion in the first ten months of 2024. However, this was partially offset by a reversal in net inflows for wholesale and retail trade, repair of motor vehicles and motorcycle activities, from an inflow of $85.7 million in the first ten months of 2023 to an outflow of $17.2 million in the first ten months of 2024.

In the first ten months of 2024, according to preliminary data, the contribution of new equity investments to net inflows of foreign direct investment increased to an inflow of $1.5 billion in the first ten months of 2024 from an inflow of $998 million in the first eight months of 2023. Foreign direct investment increased primarily as a result of an increase in new equity investments of foreign direct investment from Europe from a net inflow of $63.0 million in the first ten months of 2023 to $653.8 million in the first ten months of 2024. This was partially offset by decreases in new equity investments of foreign direct investment from ASEAN countries and the Americas from a net inflow of $806.4 million and $122.6 million, respectively, in the first ten months of 2023 to $718.5 million and $78.0 million, respectively, in the first ten months of 2024.

International Reserves

The following table sets out the gross international reserves of the Bangko Sentral, compiled in a manner consistent with the revised balance of payments framework and the treatment of IMF accounts in the depository corporations survey published in the IMF’s International Financial Statistics.

	Gross International Reserves of Bangko Sentral
	As of December 31,
	2019	2020	2021	2022	2023		2024(1)
	($ in millions, except months and percentages)
Sector
Reserve position in the IMF(2)	590.4	813.1	801.6	789.8	760.9		675.6
Gold	8,015.9	11,650.3	9,332.8	9,282.3	10,557.2		11,005.7
Special Drawing Rights (“SDR”)	1,181.9	1,232.9	3,938.9	3,764.8	3,809.6		3,732.7
Foreign investments	75,303.8	93,644.5	91,624.5	81,369.5	87,854.8		89,476.0
Foreign exchange(3)	2,747.5	2,821.6	3,096.6	942.8	770.7		1,366.5

Total	87,839.5	110,117.4	108,794.4	96,149.2	103,753.2		106,256.5

Total as number of months of imports of goods and services Total as a % of short-term debt(4)	7.6	12.3	9.7	7.2	7.6		7.5
Original maturity	510.5	775.0	721.0	578.5	606.9		498.1
Residual maturity	396.5	520.2	545.8	384.3	394.5	(5)	374.5

Source: Bangko Sentral.

Notes:

(1)	Preliminary data as of December 31, 2024.
(2)	The reserve position in the IMF refers to the country’s claim on the IMF’s General Resources Account. It is an asset of the Government but is treated as part of the gross international reserves.
(3)	Consists of time deposits, investments in securities issued or guaranteed by Government or international organizations and repurchase agreements.
(4)

Short-term debt based on residual maturity refers to outstanding short-term external debt on original maturity plus principal payments on medium-and long-term loans of the public and private sectors due within the next 12 months.

(5)	Revised data.

Preliminary data indicates that gross international reserves were $106.3 billion as of December 31, 2024, an increase from the $103.8 billion recorded as of December 31, 2023. This increase was mainly due to an increase of $1.6 billion in foreign investments to $89.5 billion as of December 31, 2024 from $87.9 billion as of December 31, 2023. The level of gross international reserves as of December 31, 2024 was sufficient to cover approximately 7.5 months of imports of goods and payments of services and income, and was equivalent to 5.0 times the Republic’s short-term debt based on original maturity and 3.7 times based on residual maturity. Net international reserves at the end of December 2024 were $106.2 billion.

Monetary System

Monetary Policy

As of September 30, 2024, according to preliminary data, Bangko Sentral, had total assets of ₱8,081.6 billion, of which international reserves accounted for ₱6,272.5 billion. Bangko Sentral’s remaining assets consisted mainly of domestic securities, loans and advances, bank premises and other fixed assets and other assets, and its liabilities consisted mainly of currency in circulation and deposits from banks and quasi-banks.

Money Supply

The following table presents certain information regarding the Philippines’ money supply.

	Money Supply (SRF-based)
	As of December 31,
	2019	2020	2021	2022	2023		2024(1)
	(₱ in billions, except percentages)
M1(3)
Currency in circulation	1,395.8	1,731.8	1,876.8	2,020.0	2,115.9		2,174.7
Current account deposits	3,104.5	3,724.1	4,323.3	4,603.3	4,750.0		4,879.5
Total	4,500.3	5,455.9	6,200.1	6,623.3	6,865.9		7,054.1
percentage increase(3)	15.7%	21.2%	13.6%	6.8%	3.7	%(6)	7.1	(6)
M2(4)	12,293.2	13,564.2	14,769.5	15,918.1	16,948.8		17,623.6
percentage increase(3)	10.9%	10.3%	8.9%	7.8%	6.5	%(6)	8.2	(6)
M3(5)	12,976.3	14,222.0	15,343.4	16,405.9	17,441.3		18,066.9
percentage increase(3)	11.5%	9.6%	7.9%	6.9%	6.3	%(6)	7.7	(6)

Sources: Department of Economic Statistics; Bangko Sentral.

Notes:

(1)	Preliminary data as of November 30, 2024.
(2)	Consists of currency in circulation and demand deposits.
(3)	Period-on-period.
(4)	Consists of M1, savings deposits and time deposits.
(5)	Consists of M2 and deposit substitutes.
(6)	Year-on-year changes.

As of November 30, 2024, according to preliminary data, the Republic’s money supply (M3) was ₱18.1 trillion, an increase of 7.7% from the ₱16.8 trillion as of November 30, 2023. This growth in money supply was mainly driven by the increase in domestic claims, which increased by 10.8% compared to the level as of November 30, 2023. This increase was primarily driven by an increase in net claims on other sectors, which increased by 11.3% compared to the level as of November 30, 2023. The Bangko Sentral’s net foreign asset position increased by 12.8% to ₱6.4 trillion as of November 30, 2024 and the net foreign asset position of other depository corporations decreased by 10.7% to ₱725.4 billion as of November 30, 2024.

As of December 31, 2024, the average 91-day T-bill rate was 5.7.

The following table presents information regarding domestic interest and deposit rates.

Domestic Interest and Deposit Rates

	Domestic Interest and Deposit Rates
	2019	2020		2021		2022		2023		2024
	(weighted averages per period) (%)
91-day Treasury bill rates	4.7	2.0		1.1		1.9		5.4		5.7	(1)
Bank average lending rates	7.1	7.0	(2)	6.1	(2)	6.0	(2)	7.6	(2)	7.5	(3)

Sources: Department of Economic Statistics; Bangko Sentral.

Notes:

(1)	Preliminary data as of December 31, 2024.
(2)	Preliminary data.
(3)	Preliminary data as of November 30, 2024.

Monetary Regulation

On October 16, 2024, the Monetary Board decided to further reduce the interest rate on the Bangko Sentral’s overnight reverse repurchase facility by 25 basis points to 6.0%. Accordingly, the interest rates on the overnight deposit and lending facilities were adjusted to 5.5% and 6.5%, respectively. On December 19, 2024, the Monetary Board decided to reduce the interest rate on the Bangko Sentral’s overnight reverse repurchase facility by 25 basis points to 5.75%. Accordingly, the interest rates on the overnight deposit and lending facilities were adjusted to 5.25% and 6.25%, respectively.

Foreign Exchange System

The following table sets out exchange rate information between the peso and the U.S. dollar.

	Exchange Rates of Peso per U.S. Dollar
	Period End	Period Average(1)
Year
2019	50.744	51.796
2020	48.036	49.624
2021	50.774	49.255
2022	56.120	54.478
2023	55.567	55.630
2024	58.014	57.291

Sources: Reference Exchange Rate Bulletin: Treasury Department: Bangko Sentral.

Notes:

(1)	The average of the monthly average exchange rates for each month of the applicable period.

In the year ended December 31, 2024, the average exchange rate was ₱57.291 per U.S. dollar, compared to ₱ 55.630 per U.S. dollar in the year ended December 31, 2023. The depreciation of the peso against the U.S. dollar in the year ended December 31, 2024 was primarily attributable to the broad strengthening of the U.S. dollar amid expected delays in the policy easing cycle of the U.S. Federal Reserve and geopolitical risks.

The Philippine Financial System

Composition

The following table sets out the total resources of the Philippine financial system by category of financial institution.

	Total Resources of the Financial System(1)
	As of December 31,
	2019	2020	2021	2022	2023(2)	2024(3)
	(₱ in billions)
Banks
Universal/Commercial banks	17,216	18,527	19,761	22,376	24,316	25,786
Thrift banks	1,204	1,192	1,338	1,028	1,104	1,148
Digital banks	—	—	—	—	91	120
Rural banks	291	308	341	403	446	498

Total banks	18,712	20,028	21,440	23,807	25,957	27,552

Non-bank financial institutions(4)	4,446	4,674	4,917	5,057	5,381	5,525

Total assets	23,158	24,702	26,357	28,864	31,339	33,076	(5)

Sources: Department of Economic Statistics; Bangko Sentral.

Notes:

(1)	Exclude the Bangko Sentral ng Pilipinas (BSP).
(2)	Revised preliminary data.
(3)	Preliminary data as of November 30, 2024.
(4)

Include BSP-supervised investment houses, financing companies, investment companies, securities dealers/brokers, pawnshops, lending investors, non-stock savings and loan associations (NSSLAs), credit card companies, government non-bank financial institutions (i.e., Philippine Guarantee Corporation and Small Business Corporation), and authorized agent banks (AAB) forex corporations, wherein assets are reported gross of allowance for probable losses and net of depreciation. Data on NBFIs are based on Consolidated Statement of Condition (CSOC), except for NSSLAs which is based on FRP. Non-bank financial institutions also include Social Security System (SSS), Government Service Insurance System (GSIS), and private insurance companies (i.e., life insurance companies, non-life insurance companies, and professional reinsurers), wherein assets are reported net of allowance for probable losses and depreciation.

(5)	Data as of June 30, 2024

Structure of the Financial System

As of December 31, 2024, according to preliminary data, the Republic had 44 operating universal and commercial banks.

The following table sets out the outstanding loans of universal and commercial banks classified by sector and their percentages by sector are net of Bangko Sentral’s Reverse Repurchase Agreements.

	Universal and Commercial Banks’ Outstanding; Loans by Sector (1)
	As of December 31,
	2019		2020		2021		2022		2023		2024(2)

	(₱ in billions, except percentages)
Total	9,508.8	100%	9,442.2	100%	9,892.2	100%	11,206.2	100%	12,283.6	100%	12,676.0	100.0%
Agriculture, Forestry and Fishing	221.9	2.3%	211.4	2.2%	200.6	2.0%	207.1	1.9%	214.8	1.7%	229.3	1.8%
Mining and Quarrying	48.0	0.5%	43.5	0.5%	37.3	0.4%	39.3	0.4%	44.9	0.4%	55.1	0.4%
Manufacturing	1,048.7	11.0%	933.2	9.9%	1,088.8	11.0%	1,260.4	11.5%	1,271.6	10.4%	1,296.1	10.2%
Electricity, Gas, Steam and Air conditioning Supply	1,006.4	10.6%	1,044.0	11.1%	1,046.4	10.6%	1,197.7	11.0%	1,273.4	10.4%	1,394.7	11.0%
Water Supply, Sewerage, Waste Management and Remediation Activities	106.0	1.1%	103.7	1.1%	109.7	1.1%	135.8	1.2%	177.1	1.4%	184.0	1.5%
Construction	368.7	3.9%	375.6	4.0%	383.5	3.9%	448.0	4.1%	492.4	4.0%	508.7	4.0%
Wholesale and Retail Trade and Repair of Motor Vehicles and Motorcycles	1,193.9	12.6%	1,112.6	11.8%	1,125.8	11.4%	1,269.7	11.6%	1,371.4	11.2%	1,444.1	11.4%
Accommodation and Food Service Activities	153.7	1.6%	162.4	1.7%	150.7	1.5%	149.8	1.4%	151.7	1.2%	168.3	1.3%
Transportation and Storage	287.9	3.0%	302.2	3.2%	330.0	3.3%	347.4	3.2%	381.9	3.1%	484.2	3.8%
Information and Communication	357.3	3.8%	376.1	4.0%	482.0	4.9%	589.0	5.4%	630.9	5.1%	674.4	5.3%
Financial and Insurance Activities	923.8	9.7%	881.0	9.3%	970.6	9.8%	1,039.0	9.5%	987.2	8.0%	1,042.7	8.2%
Real Estate Activities	1,677.8	17.6%	1,768.1	18.7%	1,930.9	19.5%	2,187.9	20.0%	2,428.3	19.8%	2,568.7	20.3%
Professional, Scientific and Technical Activities	68.1	0.7%	54.6	0.6%	57.8	0.6%	42.4	0.4%	37.7	0.3%	54.4	0.4%
Administrative and Support Service Activities	41.6	0.4%	37.6	0.4%	31.1	0.3%	39.9	0.4%	43.9	0.4%	47.0	0.4%
Public Administration and Defense; Compulsory Social Security	142.4	1.5%	144.6	1.5%	152.6	1.5%	170.3	1.6%	192.7	1.6%	206.8	1.6%
Education	42.9	0.5%	39.9	0.4%	34.8	0.4%	33.9	0.3%	31.0	0.3%	31.2	0.2%
Human Health and Social Work Activities	59.9	0.6%	89.3	0.9%	93.2	0.9%	96.7	0.9%	101.8	0.8%	99.3	0.8%
Arts, Entertainment and Recreation	146.8	1.5%	150.1	1.6%	162.4	1.6%	174.2	1.6%	173.3	1.4%	222.1	1.8%
Other Service Activities	100.2	1.1%	65.0	0.7%	67.8	0.7%	84.3	0.8%	95.1	0.8%	87.7	0.7%
Activities of Households as Employers, Undifferentiated Goods & Services Producing Activities of Households for Own Use	79.8	0.8%	86.3	0.9%	67.3	0.7%	69.2	0.6%	18.4	0.1%	15.9	0.1%
Others(3)	1,433.0	15.1%	1,400.8	14.8%	1,368.8	13.8%	1,624.4	12.2%	2,164.4	17.6%	2,088.2	14.6%

Source: Bangko Sentral.

Notes:

(1)	Net of amortization.
(2)	Preliminary data as of November 30, 2024.
(3)	Includes loans to individuals for household consumption purposes, loans under the Bangko Sentral’s reverse repurchase arrangement and loans to non-residents.

Non-Performing Loans

The following table provides information regarding NPLs for universal and commercial banks for the periods indicated.

	Total Loans (Gross) and Non-Performing Loans by type of Bank(1)
	As of December 31, (unless otherwise stated)
	2019	2020	2021	2022	2023	2024(2)

	(₱ in billions, except percentages)
Private Domestic Universal banks
Total loans	7,682.5	7,711.6	8,061.1	9,260.2	9,983.6	10,929.9
Non-performing loans	111.9	244.6	290.8	233.5	251.3	278.4
Ratio of non-performing loans to total loans	1.5%	3.2%	3.6%	2.5%	2.5%	2.6%
Other Private Commercial banks
Total loans	360.2	361.0	387.0	238.7	265.3	153.0
Non-performing loans	11.0	17.6	19.7	13.2	14.9	11.5
Ratio of non-performing loans to total loans	3.1%	4.9%	5.1%	5.5%	5.6%	7.5%
Government banks(3)
Total loans	1,305.9	1,321.3	1,434.5	1,748.8	2,033.6	1,906.5
Non-performing loans	28.6	36.3	55.1	86.7	106.9	145.1
Ratio of non-performing loans to total loans	2.2%	2.8%	3.9%	5.0%	5.3%	7.6%
Foreign banks(3)
Total loans	605.4	525.5	574.5	554.9	568.9	617.5
Non-performing loans	5.0	10.2	6.1	3.1	6.6	6.1
Ratio of non-performing loans to total loans	0.8%	2.0%	1.1%	0.6%	1.2%	1.0%
Total loans	9,954.0	9,919.5	10,457.1	11,802.5	12,851.5	13,606.9
Total non-performing loans	156.5	308.8	371.6	336.5	379.8	441.1
Ratio of non-performing loans to total loans	1.6%	3.1%	3.6%	2.9%	3.0%	3.2%

Source: Bangko Sentral.

Notes:

(1)	Include transactions of local banks’ foreign offices but exclude banks under liquidation.
(2)	Preliminary data as of November 30, 2024.
(3)	Consists of LBP, DBP and Al-Amanah Islamic Investment Bank of the Philippines.

As of November 30, 2024, according to preliminary data, the gross non-performing loan ratio was 3.2%, which was higher than the ratio of 3.1% recorded as of November 30, 2023. Non-performing loans increased by 15.4% to ₱441.1 billion as of November 30, 2024 from the ₱382.2 billion recorded as of November 30, 2023, primarily due to inflation and rising interest rates which weighed down borrowers’ capacity to pay. The U/KB industry’s total loan portfolio increased by 9.9% to ₱13,606.9 billion as of November 30, 2024 from the ₱12,379.6 billion recorded as of November 30, 2023.

The Philippine Securities Markets

History and Development

The PSEi closed at 6,348.34 points on January 22, 2025.

Government Securities Market

As of November 30, 2024, outstanding Government securities amounted to ₱10.9 trillion, 59.2% of which were issuances of treasury bills and fixed rate treasury bonds. The remaining issuances of Government securities consisted of retail treasury bonds, benchmark bonds and onshore dollar bonds, among others.

Public Finance

The following table sets out the consolidated financial position on a cash basis for the periods indicated.

	Consolidated Public Sector Financial Position of the Republic As of December 31,
	2019	2020	2021	2022	2023	2024(1)
	(₱ in billions, except percentages)
Public sector borrowing requirement:
National Government	(660.2)	(1,371.4)	(1,670.1)	(1,614.1)	(1,512.1)	(613.9)
CB Restructuring	(0.0)	(0.0)	0.0	0.0	0.0	0.0
Monitored Government-owned corporations	(0.7)	(1.5)	28.7	31.9	64.1	13.8
Adjustment of net lending and equity to GOCCs	20.5	22.1	22.1	25.6	27.8	1.7
Other adjustments	0.0	0.0	0.0	0.0	0.0	0.0

Total public sector borrowing requirement	(640.4)	(1,350.8)	(1,619.3)	(1,556.6)	(1,420.2)	(598.4)

As a percentage of GDP	(3.3)%	(7.5)%	(8.3)%	(7.1)%	(5.8)%	(4.7)%
Other public sector:
Social Security System and Government Service Insurance System	53.9	84.1	190.6	226.0	273.1	101.1
Bangko Sentral(2)	44.0	(7.9)	19.7	47.2	(5.4)	76.7
Government financial institutions	26.1	25.9	30.0	45.1	49.9	25.6
Local government units	259.0	272.3	284.6	433.3	325.0	294.4
Timing adjustment of interest payments to the Bangko Sentral	0.0	0.0	0.0	0.0	0.0	0.0
Other adjustments	0.0	0.0	0.0	0.0	0.0	0.0

Total other public sector	383.0	374.4	524.8	751.7	642.7	497.9

Consolidated public sector financial position	(245)	(976.4)	(1,094.4)	(804.9)	(777.5)	(100.5)

As a percentage of GDP	(1.3)%	(5.4)%	(5.6)%	(3.7)%	(3.2)%	0.8%

Sources: Fiscal Policy and Planning Office; Department of Finance.

Notes:

(1)	Preliminary data as of June 30, 2024.
(2)	Amounts are net of interest rebates, dividends and other amounts remitted to the Government and the Central Bank-Board of Liquidation.

As of June 30, 2024, the consolidated public sector financial position of the republic recorded a deficit of (100.5 billion, an increase in deficit from the (63.6 billion deficit recorded as of June 30, 2023. The increase in the public sector financial position deficit was largely due to an increase in deficit of the national government. The deficit as of June 30, 2024 was equivalent to 0.8% of the Republic’s GDP as of June 30, 2024 at current prices.

Government Revenues and Expenditures

The following table sets out Government revenues and expenditures for the periods indicated.

	Government Revenues and Expenditures(1)
	Actual						Budget
	2019	2020	2021	2022	2023	2024(2)	2023	2024
	(₱ in billions, except percentages)
Cash Revenues
Tax revenues:
Bureau of Internal Revenue	2,175.5	1,951.0	2,078.1	2,335.7	2,517.0	2,667.8	2,639.2	2,848.9
Bureau of Customs	630.3	537.7	643.6	862.4	883.2	850.0	874.2	939.7
Others Government offices(3)	21.8	15.7	21.0	22.2	29.1	31.3	24.6	31.7

Total tax revenues	2,827.7	2,504.4	2,742.7	3,220.3	3,429.3	3,549.1	3,537.9	3,820.3
As a percentage of GDP (at current market prices)	14.5%	14.0%	14.1%	14.6%	14.1%	14.9%	20.6%	14.42%
Non-tax revenues:
Bureau of the Treasury income	146.5	219.7	125.3	154.8	227.6	232.7	58.3	187.0
Fees and charges	55.4	23.1	31.7	101.0	68.5	28.2	28.0	73.0
Privatizations	0.9	0.5	0.3	1.6	0.9	3.3	0.5	42.1
Others (including Foreign grants)	107.0	108.3	105.5	67.8	97.8	290.6	104.2	147.5

Total non-tax revenues	309.6	351.3	262.5	325.1	394.2	555.3	191.1	449.6

Total revenues	3,137.5	2,856.0	3,005.5	3,545.5	3,824.1	4,104.3	3,729.0	4,269.9

Expenditures
Allotment to local government units	618.0	804.5	892.7	1,103.3	926.1	941.3	610.7	1,012.1
Interest payments
Foreign	110.6	101.4	96.1	119.4	192.6	202.9	152.4	219.5
Domestic	250.3	279.1	333.3	383.5	435.7	502.4	458.2	544.0

Total interest payments	360.9	380.4	429.4	502.9	628.3	705.3	610.7	763.4

Tax expenditures	27.3	33.1	36.7	39.8	31.7	43.2	14.5	14.5
Subsidy	201.5	229.0	184.8	200.4	163.5	129.4	214.5	199.1
Equity and net lending	20.4	34.9	65.4	38.4	27.3	7.1	31.1	62.4
Others	2,569.6	2,745.4	3,066.6	3,275.0	3,559.3	3,454.8	3,412.9	3,702.7

Total expenditures	3,797.7	4,227.4	4,675.6	5,159.6	5,336.2	5,281.2	5,228.4	5,754.3

Surplus/(Deficit)	(660.2)	(1,371.4)	(1,670.1)	(1,614.1)	(1,512.1)	(1,176.9)	(1,499.4)	1,484.3
Financing
Net domestic borrowings	691.4	1,894.3	1,920.7	1,576.8	1,632.9	894.3	1,651.5	903.4
Gross domestic borrowings	693.8	1,998.7	2,010.6	1,643.4	1,634.2	1,912.3	1,653.5	1,923.9
Less: Amortization	2.4	104.4	89.9	66.6	1.3	1,018.0	2.0	1,020.5
Net foreign borrowings	184.8	600.8	331.5	389.6	437.9	351.4	431.0	403.4

Total net financing requirement	876.3	2,495.1	2,252.2	1,966.4	2,070.9	1,245.7	2,082.5	1,306.8

Change in cash	(224.6)	701.7	66.1	(119.1)	(164.6)	140.4

Sources: Bureau of the Treasury; Department of Finance; Department of Budget and Management.

Notes:

(1)

Follows the GFSM 2014 concept wherein reporting of debt amortization reflects the actual principal repayments to the creditor including those serviced by the Bond Sinking Fund. Financing includes gross proceeds of liability management transactions such as bond exchanges.

(2)	Preliminary data as of November 30, 2024.
(3)	Represents tax revenues of the Department of Environment and Natural Resources, Bureau of Immigration and Deportation, Land Transportation Office and other Government entities.

Sources

Total Government revenues in the first eleven months of 2024 were ₱4,104.3 billion, a 15.2% increase over the ₱3,564.0 billion recorded in the first eleven months of 2023. In the first eleven months of 2024, Bureau of Internal Revenue collections were ₱2,667.8 billion, a 13.9% increase from the ₱2,342.7 billion recorded in the first eleven months of 2023. The Bureau of Customs recorded collections of ₱850.0 billion in the first eleven months of 2024, a 4.7% increase from the ₱812.0 billion recorded in the first eleven months of 2023. Non-tax revenues were ₱555.3 billion in the first eleven months of 2024, a 45.8% increase from the ₱380.8 billion recorded in the first eleven months of 2023.

Expenditures

Total Government expenditures in the first eleven months of 2024 were ₱5,281.2 billion, a 13.0% increase over the ₱4,675.2 billion recorded in the first eleven months of 2023. This increase was primarily due to higher interest payments and other national Government expenditures.

The Government Budget

2025 Budget

On December 30, 2024, President Marcos signed into law Republic Act No. 12116, or the General Appropriations Act for 2025. The 2025 budget sets program expenditures at ₱ 6.326 trillion, 9.74% higher than the ₱ 5.768 trillion 2024 budget. This budget is anchored on the three pillars of the Philippines Development Plan 2023-2028, namely (i) to develop and protect the capabilities of individuals and families, (ii) transform production sectors to generate more quality jobs and competitive products, and (iii) create an enabling environment. The 2025 budget is the Republic’s main fiscal stimulus that will fund programs, activities, and/or projects to pursue strong capital formation accompanied by accelerated government spending and maintenance of infrastructure spending, while also scaling up sustainable and green investments that are aligned with the National Climate Change Action Plan 2011-2028 and the Sustainable Development Goals to ensure that the 2025 budget is not only growth-enhancing but also disaster-responsive and climate-resilient.

Debt

External Debt

For foreign borrowings by the private sector, Bangko Sentral approval is required if the loans (i) are guaranteed by the public sector; or (ii) will be serviced with foreign exchange from the Philippine banking system.

The following table sets out the total outstanding Bangko Sentral-approved and registered external debt.

	Bangko Sentral Approved External Debt As of December 31,
	2019	2020	2021	2022	2023(1)	2024(2)
	($ in millions, except percentages)
By Maturity:
Short-term(3)	17,208	14,209	15,090	16,619	17,096	21,116
Medium and long-term	66,410	84,279	91,339	94,649	108,298	118,527

Total	83,618	98,488	106,428	111,268	125,394	139,643

By Debtor(4)
Banking system	23,943	21,559	23,539	23,673	24,239	28,883
Public sector(5)	59,675	76,929	82,889	87,596	101,154	110,760

Total	83,618	98,488	106,428	111,268	125,394	139,643

By Creditor Type:
Banks and financial institutions	26,478	24,006	23,695	25,446	28,664	31,732
Suppliers	4,187	3,136	3,687	3,994	4,328	4,837
Multilateral	14,428	21,407	27,125	29,375	33,105	36,195
Bilateral	10,963	12,752	12,508	12,835	15,196	16,238
Bond holders/note holders	25,449	35,028	36,940	36,817	40,946	47,612
Others	2,112	2,160	2,474	2,802	3,154	3,028

Total	83,618	98.488	106,428	111,268	125,394	139,643

Ratios:
Debt service burden to exports of goods, and services & primary income	6.7%	6.7%	7.5%	6.3%	10.2%	11.7	%(7)
Debt service burden to GNI(6)	2.1%	1.9%	2.2%	2.0%	3.0%	3.4%
External debt to GNI(6)	20.2%	25.3%	26.1%	26.0%	25.8%	27.1%

Source: Bangko Sentral.

Notes:

(1)	Preliminary data as of December 31, 2023.
(2)	Preliminary data as of September 30, 2024.
(3)	Debt with original maturity of one year or less.
(4)	Classification by debtor is based on the primary obligor under the relevant loan or rescheduling documentation.
(5)	Includes public sector debt whether or not guaranteed by the Government; does not include public banks.
(6)	For comparability with annual figures, GNI and GDP were annualized by taking the sum over the past four quarters of the GNI and GDP, respectively.
(7)	Preliminary data as of October 31, 2024.

Government Financing Initiatives

The following are the major program loans approved by creditor agencies or availed of by the Government from 2019 to August 2024.

Program Loan	Creditor	Amount	Date Signed
($) unless otherwise specified
Improving Fiscal Management Development Policy Loan	WB	450 million	March 2019

Program Loan	Creditor	Amount		Date Signed
($) unless otherwise specified
Social Welfare Development and Reform Project II (Additional Financing)	WB	300 million		June 2019
Local Governance Reform Program (Subprogram 1)	ADB	300 million		December 2019
Facilitating Youth School-to-Work Transition Program (Subprogram 2)	ADB	400 million		December 2019
Promoting Competitiveness and Enhancing Resilience to Natural Disasters Subprogram 1 DPL	WB	400 million		December 2019
COVID-19 Active Response and Expenditure Support Program	ADB	1,500 million		April 2020
Social Protection Support Project	ADB	200 million		April 2020
Third Disaster Risk Management Development Policy Loan	WB	500 million		April 2020
Support to Capital Market Generated Infrastructure Financing, Subprogram 1	ADB	400 million		June 2020
Expanded Social Assistance Program	ADB	500 million		June 2020
COVID-19 Active Response and Expenditure Support Program	AIIB	750 million		June 2020
Expanding Private Participation in Infrastructure Program, Subprogram 2	Agence Française de Développement	EUR 150 million		June 2020
Inclusive Finance Development Program, Subprogram 2	Agence Française de Développement	EUR 100 million		June 2020
Emergency COVID-19 Response Development Policy Loan	WB	500 million		June 2020
COVID-19 Crisis Response Emergency Support Loan	JICA	YEN 50 billion		July 2020
Competitive and Inclusive Agriculture Development Program, Subprogram 1	ADB	400 million		August 2020
Inclusive Finance Development Program, Subprogram 2	ADB	300 million		August 2020
Disaster Resilience Improvement Program	ADB	500 million		September 2020
Post Disaster Standby Loan Phase 2 (PDSL 2)	JICA	YEN 50 billion		September 2020
Program Loan for COVID-19 Emergency Response Program	KEXIM-EDCF	100 million		October 2020
Philippines Beneficiary FIRST Social Protection Project - Component 1	WB	580 million	*	November 2020
Promoting Competitiveness and Enhancing
Resilience to Natural Disasters Subprogram 2 Development Policy Loan	WB	600 million		December 2020
Facilitating Youth School-to-Work Transition Program, Subprogram 3	ADB	400 million		December 2020
Philippines First Financial Sector Reform Development Policy Loan	WB	400 million		July 2021
Facilitating Youth School to Work Program, Subprogram 3	ADB	400 million		August 2021
Local Governance Reform Program, Subprogram 2	ADB	400 million		November 2021

Program Loan	Creditor	Amount	Date Signed
($) unless otherwise specified
Philippines Fourth Disaster Risk Management Development Policy Loan with a Catastrophe- Deferred Drawdown Option	WB	500 million	November 2021
Disaster Risk Reduction Enhancement At Local Level Program	Agence Française de Développement	EUR 250 million	December 2021
Build Universal Health Care Program, Subprogram 1	ADB	600 million	December 2021
Promoting Competitiveness and Enhancing Resilience to Natural Disasters Subprogram 3 Development Policy Loan	WB	600 million	December 2021
Program Loan for COVID-19 Emergency Response Program II - Vaccination Program	KEXIM-EDCF	100 million	December 2021
COVID-19 Crisis Response Emergency Support Loan (Phase 2)	JICA	YEN 30 billion	April 2022
Climate Change Action Program, Subprogram 1	ADB	250 million	June 2022
Support to Capital Market Generated Infrastructure Financing, Subprogram 2	ADB	400 million	June 2022
Climate Change Action Program, Subprogram 1	Agence Française de Développement	EUR 150 million	December 2022
Competitive and Inclusive Agriculture Development Program, Subprogram 2	ADB	500 million	February 2023
Post-COVID-19 Business and Employment Recovery Program, Subprogram 1	ADB	500 million	February 2023
Philippines Second Financial Sector Reform Development Policy Loan	WB	600 million	February 2023
Post-COVID-19 Business and Employment Recovery Program, Subprogram 1	AIIB	500 million	May 2023
Philippines First Sustainable Recovery Development Policy Loan	WB-IBRD	750 million	June 2023
Post Disaster Stand-by Loan Phase 3 (PDSL 3)	\JICA	YEN 30 billion	August 2023
Inclusive Finance Development Program, Subprogram 3	ADB	300 million	November 2023
Philippines First Digital Transformation Development Policy Loan	WB-IBRD	600 million	November 2023
Domestic Resource Mobilization Program, Subprogram 1	ADB	400 million	December 2023
Build Universal Health Care Program, Subprogram 2	ADB	EUR equivalent of 450 million	December 2023
Inclusive Finance Development Program, Subprogram 3	AIIB	300 million	December 2023
Domestic Resource Mobilization, Subprogram 1	AIIB	400 million	December 2023
Philippines Disaster Risk Management and Climate Development Policy Loan with a Catastrophe Deferred Drawdown Option	WB-IBRD	500 million	December 2023
Philippines First Digital Transformation Development Policy Loan	AIIB	EUR equivalent of USD400 million	January 2024

Program Loan	Creditor	Amount	Date Signed
($) unless otherwise specified
Build Universal Health Care Program, Subprogram 2	AIIB	EUR equivalent of USD450 million	January 2024
Philippines Second Sustainable Recovery Development Policy Loan	WB-IBRD	EUR equivalent of USD750 million	August 2024
Philippines Second Digital Transformation Development Policy Loan	WB-IBRD	EUR equivalent of USD750 million	November 2024

Source: International Finance Group, Department of Finance. as of November 26, 2024

Public Sector Debt

The following table presents the Republic’s outstanding consolidated public sector debt as of the dates indicated.

	Outstanding Consolidated Public Sector Debt(1)
	2019	2020	2021	2022	2023	2024(2)
	(₱ in billions, except percentages)
Outstanding Consolidated non-financial public sector debt:
Domestic	4,280.4	5,771.3	7,097.2	8,021.7	8,710.5	9,120.4
Foreign	2,728.9	3,201.7	3,592.9	4,226.6	4,609.2	4,917.4

Total	7,009.3	8,973.0	10,690.1	12,248.3	13,319.7	14,037.9

Financial public corporations
Bangko Sentral:(3)
Domestic	3,868.3	4,868.7	4,664.8	4,580.9	4,765.9	4,693.9
Foreign	193.2	183.5	330.2	340.4	345.7	358.7

Total	4,061.5	5,052.3	4,995.0	4,921.3	5,111.5	5,052.6

GFIs:(4)
Domestic	33.1	56.0	43.6	30.2	23.6	32.5
Foreign	130.7	113.9	104.2	117.7	85.2	78.4
Total	163.8	169.9	147.8	147.9	108.9	110.9
Domestic	3,901.4	4,924.7	4,708.4	4,611.1	4,789.5	4,726.3
Foreign	323.9	297.4	434.4	458.0	430.9	437.1

Total	4,225.3	5,222.1	5,142.8	5,069.2	5,220.4	5,163.5

Less: Intrasector-debt holdings
Domestic:
Government securities held by GFIs and Bangko Sentral	908.7	2,131.5	2,539.1	2,640.8	2,481.0	2,473.7
Government deposits at Bangko Sentral	159.9	798.6	907.6	431.8	379.8	401.4
GFIs deposits at Bangko Sentral	502.7	740.1	698.6	638.2	484.1	407.7
GOCC deposits at Bangko Sentral	0.2	0.0	0.0	0.0	1.42	3.2
GOCC loans/other debt held by GFIs	161.2	183.6	189.4	195.4	184.7	159.6
GFIs loans/other debt held by Bangko Sentral	53.6	36.0	36.0	27.6	27.3	27.3
Local governments debt held by GFIs	87.8	93.9	120.0	160.0	188.3	200.5

Total	1,874.1	3,983.7	4,490.6	4,093.9	3,746.7	3,673.3

	Outstanding Consolidated Public Sector Debt(1)
	2019	2020	2021	2022	2023	2024(2)
	(₱ in billions, except percentages)
Foreign:
Government’s securities held by Bangko Sentral	85.9	92.4	87.5	78.6	78.7	74.2

Total	1,960.0	4,076.1	4,578.1	4,172.5	3,825.4	3,747.6
Total public sector:
Domestic	6,307.7	6,712.4	7,315.0	8,538.9	9,753.3	10,173.4
Foreign	2,966.9	3,406.7	3,939.8	4,606.1	4,961.4	5,280.4

Total	9,274.6	10,119.1	11,254.8	13,145.0	14,714.8	15,453.8

Sources: Fiscal Policy and Planning Office; Department of Finance.

Notes:

(1)

The consolidated public sector comprises the general government sector, non-financial public corporations, and financial public corporations, after elimination of intra-debt holdings among these sectors.

(2)	Preliminary data as of June 30, 2024.
(3)	Comprises all liabilities of Bangko Sentral (including currency issues) except for allocation of SDRs and revaluation of international reserves.
(4)	Comprises all liabilities of DBP, LBP, and Trade & Investment Development Corporation.

The following table presents the Republic’s outstanding consolidated non-financial public sector debt as of the dates indicated.

	Outstanding Consolidated Non-financial Public Sector Debt(1) As of December 31,
	2019	2020	2021	2022	2023	2024(2)
	(₱ in billions, except percentages)
Total(3)	7,009.3	8,973.0	10,690.1	12,248.3	13,319.7	14,037.9
Domestic	4,280.4	5,771.3	7,097.2	8,021.7	8,710.5	9,120.4
Foreign	2,728.9	3,201.7	3,592.9	4,226.6	4,609.2	4,917.4
National Government	7,731.3	9,795.0	11,728.5	13,418.9	14,616.3	15,483.5
Domestic	5,127.6	6,694.7	8,170.4	9,208.4	10,017.9	10,573.1
Foreign	2,603.7	3,100.3	3,558.1	4,210.5	4,598.3	4,910.4
Non-financial public corporations (major GOCCs)(4)	430.2	399.7	367.3	347.4	300.4	293.5
Domestic(4)	236.7	234.2	246.7	236.7	191.7	180.8
Foreign(4)	193.6	165.5	120.6	110.7	108.8	112.7
Extrabudgetary: NIA and PNR	1.2	1.1	1.0	0.9	0.8	0.8
Domestic	0.1	0.0	0.0	0.0	0.0	0.0
Foreign	1.2	1.0	1.0	0.9	0.8	0.8
Local government units(5)	107.2	113.1	136.6	174.5	200.9	212.2
Domestic	107.2	113.1	136.6	174.5	200.9	212.2
Foreign	0.0	0.0	0.0	0.0	0.0	0.0
Less: Government debt held by Bond Sinking Funds)(6)	562.0	640.0	698.6	706.3	696.8	690.5
Domestic	497.4	579.5	616.7	616.3	603.6	589.8
Foreign	64.6	60.5	81.9	90.0	93.3	100.7
Intra-sector debt holdings (domestic)	623.4	638.2	801.2	952.5	1,084.6	1,244.9
Government debt held by SSIs	613.9	628.6	791.9	943.8	1,076.9	1,237.3
Government debt held by LGUs	0.01	0.01	0.00	0.00	0.0	0.0
LGU loans held by MDFO	9.5	9.6	9.3	8.7	7.7	7.6
Government debt held by GOCCs	25.1	11.2	9.7	8.8	2.4	2.2
Onlending from National Government to GOCCs	45.3	41.8	28.9	20.3	9.4	8.8
Infra-sector debt holdings (external)	4.9	4.7	4.9	5.4	5.4	5.7
GOCCs debt held by National Government	4.9	4.7	4.9	5.4	5.4	5.7
Total (as % of GDP)	47.5%	56.4%	58.0%	59.7%	60.5%	60.8%
Domestic (as % of GDP)	32.3%	37.4%	37.7%	38.8%	40.1%	40.0%
Foreign (as % of GDP)	15.2%	19.0%	20.3%	20.9%	20.4%	20.8%

Sources: Fiscal Policy and Planning Office; Department of Finance.

Notes:

(1)

The consolidated non-financial public sector comprises the general government sector and non-financial public corporations. The consolidated non-financial public sector does not include financial public corporations.

(2)	Preliminary data as of June 30, 2024.
(3)	Government debt under the revised methodology excludes contingent obligations.
(4)	Excludes extrabudgetary items (MA and PNR).
(5)	Borrowings from private banks guaranteed by the LGUs since the fourth quarter of 2016.
(6)	Including Securities Stabilization Fund and adjustment in the Government debt held by the Bond Sinking Fund.

As of June 30, 2024, the outstanding consolidated public sector debt was ₱15.5 trillion, equivalent to 60.8% of the Republic’s GDP, compared with a public sector-debt-to-GDP ratio of 56.7% as of June 30, 2023. As of June 30, 2024, total outstanding consolidated GG debt was ₱13.8 trillion, reflecting a 9.0% increase over the ₱12.6 trillion recorded as of June 30, 2023. Total domestic debt increased by 21.8% to ₱10.2 trillion as of June 30, 2024 from ₱8.4 trillion as of June 30, 2023. Foreign debt increased by 9.9% to ₱5.3 trillion as of June 30, 2024 from ₱4.8 trillion as of June 30, 2023.

Direct Debt of the Republic

The following table summarizes the outstanding direct debt of the Republic as of the dates indicated.

	Outstanding Direct Debt of the Republic(1)(2) As of December 31,
	2019	2020	2021	2022	2023	2024(3)
	(₱ in millions, except as otherwise indicated)
Medium/long-term debt(4)	7,240,159	8,838,966	10,932,406	13,008,499	14,071,375	15,317,813
Domestic	4,636,469	5,738,647	7,374,271	8,798,026	9,473,038	10,163,509
External (U.S.$ million)	51,252	64,562	69,803	75,436	82,976	88,210
Short-term debt)(5)
Domestic	491,131	956,040	796,143	410,361	544,892	773,153

Total debt	7,731,290	9,795,006	11,728,549	13,418,860	14,616,267	16,090,966

Sources: Bureau of the Treasury; Department of Finance.

Notes:

(1)

Includes Government debt that is on-lent to GOCCs and other public sector entities. Excludes debt guaranteed by the Government and debt originally guaranteed by other public sector entities for which the guarantee has been assumed by the Government. The table reflects debt of the Government only and does not include any other public sector debt.

(2)	Amounts in original currencies were translated into U.S. dollars or pesos, using the Bangko Sentral’s reference exchange rates at the end of each period.
(3)	Preliminary data as of November 30, 2024.
(4)	Debt with original maturities of one year or longer.
(5)	Debt with original maturities of less than one year.

Direct Domestic Debt of the Republic

The following table summarizes the outstanding direct domestic debt of the Republic as of the dates indicated.

	Outstanding Direct Domestic Debt of the Republic(1)(2) As of December 31,
	2019	2020	2021	2022	2023	2024(3)
	(₱ in millions)
Loans
Direct	156	156	156	156	156	156
Assumed(4)	792	792	0	0	0	0
Total loans	948	948	156	156	156	156
Securities
Treasury bills	486,170	949,478	796,143	410,361	529,892	758,153
Treasury notes/bonds	4,640,482	5,744,261	7,374,115	8,797,870	9,502,882	10,178,353

Total securities	5,126,652	6,693,739	8,170,258	9,208,231	10,017,930	10,936,663

Total debt	7,731,290	9,795,006	11,728,549	13,418,860	14,616,267	16,090,966

Sources: Bureau of the Treasury; Department of Finance.

Notes:

(1)

Includes Government debt that is on-lent to GOCCs and other public sector entities. Excludes debt guaranteed by the Government and debt originally guaranteed by other public sector entities for which the guarantee has been assumed by the Government. The table reflects debt of the Government only, and does not include any other public sector debt.

(2)	Amounts in original currencies were translated into U.S. dollars or pesos, as applicable, using the Bangko Sentral’s reference exchange rates at the end of each period.
(3)

Preliminary data as of November 30, 2024. Amounts in original currencies were translated into U.S. dollars or pesos, as applicable, using Bangko Sentral’s reference exchange rates as of December 2, 2024, which was the next business day following the end of the period indicated.

(4)	Assumed loans of Development Bank of the Philippines, the National Development Company and the Philippine National Bank.

The following table sets out the direct domestic debt service requirements of the Republic for the years indicated.

	Direct Domestic Debt Service Requirements of the Republic(1)
	Principal Repayments	Interest Payments	Total(2)
	(₱ in millions)		(₱ in millions)	($ in millions)
Year
2019	344,475	250,298	594,773	11,721
2020	440,401	279,056	719,457	14,977
2021	537,450	333,335	870,785	17,150
2022	659,834	383,452	1,043,286	18,590
2023	854,165	435,742	1,289,907	23,214
2024(3)	1,018,036	502,389	1,520,425	25,904
2025(3)	984,993	629,076	1,614,069	27,707

Sources: Bureau of the Treasury; Department of Finance.

Notes:

(1)

Excludes debt service in respect of Government debt that is on-lent to GOCCs and other public sector entities guaranteed by the Government and debt originally guaranteed by other public sector entities for which the guarantee has been assumed by the Government.

(2)

Amounts in pesos were translated into U.S. dollars using the applicable Bangko Sentral reference exchange rates at the end of each period. For the period from 2024 to 2025, amounts in pesos were translated into U.S. dollars using the Bangko Sentral’s reference exchange rates as of November 30, 2024.

(3)	Projection based on outstanding balance as of November 30, 2024.

Direct External Debt of the Republic

The following table summarizes the outstanding direct external debt of the Republic as of the dates indicated.

	Outstanding Direct External Debt of the Republic(1)(2) As of December 31,
	2019	2020	2021	2022	2023	2024(3)
	($ in millions)
Loans
Multilateral	12,793	19,275	22,574	25,155	28,890	32,559
Bilateral	6,484	8,042	8,308	8,581	9,254	9,179
Commercial	5	2	1	1	0	0

Total loans	19,282	27,319	30,883	33,737	38,144	41,738
Securities:
Euro Bonds	841	2,387	4,609	4,320	3,811	3,647
Yen Bonds	3,184	2,388	1,687	1,787	1,615	1,012
Philippine Peso Notes	2,553	2,700	1,679	981	988	935
Chinese Yuan Bonds	569	607	392	0	0	0
U.S. Dollar Bonds	24,823	29,161	30,553	34,611	37,418	39,878
Islamic Certificates	0	0	0	0	1,000	1,000

Total securities	31,970	37,243	38,920	41,699	44,832	46,472

Total	51,252	64,562	69,803	75,436	82,976	88,210

Sources: Bureau of the Treasury; Department of Finance.

Notes:

(1)

Includes Government debt that is on-lent to GOCCs and other public sector entities. Excludes debt guaranteed by the Government and debt originally guaranteed by other public sector entities for which the guarantee has been assumed by the Government. The table reflects debt of the Government only, and does not include any other public sector debt.

(2)	Amounts in original currencies were translated into U.S. dollars using the applicable Bangko Sentral reference exchange rates at the end of each period.
(3)	Preliminary data as of November 30, 2024.

The following table sets out, by designated currency and the equivalent amount in U.S. dollars, the outstanding direct external debt of the Republic as of the date indicated.

	Summary of Outstanding Direct External Debt of the Republic by Currency(1)
	As of November 30, 2024
	Amount in Original Currency	Equivalent Amount in $(2)	% of Total

	(in millions, unless otherwise indicated, except percentages)
U.S. dollar	71,407	71,407	81.0%
Japanese yen	1,230,021	8,219	9.3%
Euro	6,761	7,147	8.1%
Peso	54,793	935	1.1%
Other currencies	—	502	0.6%

Total	—	88,210	100%

Sources: Bureau of the Treasury; Department of Finance.

Notes:

(1)

Includes Government debt that is on-lent to GOCCs and other public sector entities. Excludes debt guaranteed by the Government and debt originally guaranteed by other public sector entities for which the guarantee has been assumed by the Government. The table reflects debt of the Government only and does not include any other public sector debt.

(2)

Includes Government debt that is on-lent to GOCCs and other public sector entities. Excludes debt guaranteed by the Government and debt originally guaranteed by other public sector entities for which the guarantee has been assumed by the Government. The table reflects debt of the Government only and does not include any other public sector debt.

(3)

Amounts in original currencies were translated into U.S. dollars using Bangko Sentral’s reference exchange rates as of December 2, 2024, which was the next business day following the end of the period indicated.

The following table sets out the direct external debt service requirements of the Republic for the years indicated.

	Direct External Debt Service Requirements of the Republic(1)
	Principal Repayments	Interest Payments	Total
	($ in millions)
Year
2019(2)	2,702	2,179	4,881
2020(2)	2,949	2,110	5,059
2021(2)	4,671	1,893	6,564
2022(2)	2,325	2,128	4,453
2023(2)	2,180	3,466	5,646
2024(3)(4)	3,935	3,458	7,393
2025(3)(4)	3,920	3,940	7,860

Sources: Bureau of the Treasury; Department of Finance.

Notes:

(1)

Excludes debt service in respect of Government debt that is on-lent to GOCCs and other public sector entities or guaranteed by the Government and debt originally guaranteed by other public sector entities for which the guarantee has been assumed by the Government.

(2)	Amounts in original currencies were translated into U.S. dollars using the applicable Bangko Sentral reference exchange rates at the end of each period.
(3)	Amounts in original currencies were translated into U.S. dollars using the applicable Bangko Sentral reference exchange rates prevailing on December 31, 2023.
(4)	Projection based on outstanding balance as of November 30, 2024.

Government-Guaranteed Debt

The following table sets out guarantees of indebtedness by the Republic, including guarantees assumed by the Government, as of the dates indicated.

	Summary of Outstanding Guarantees of the Republic(1)(2) As of December 31,					As of November 30,(1)(3)
	2019	2020	2021	2022	2023	2024

	(in billions)
Total (₱)	488.7	458.3	423.9	399.0	349.4	422.0
Domestic (₱)	260.8	254.4	195.1	205.8	181.8	259.8
External (₱)	228.0	203.9	228.8	193.3	167.7	162.2
External ($)(4)	4.5	4.2	4.5	3.5	3.0	2.8

Sources: Bureau of the Treasury; Department of Finance.

Notes:

(1)	Includes debt originally guaranteed by the Government and debt guaranteed by other public sector entities for which the guarantee has been assumed by the Government.
(2)	Amounts in original currencies were translated into U.S. dollars or pesos, as applicable, using Bangko Sentral’s reference exchange rates at the end of each period.
(3)	Based on preliminary data as of November 30, 2024.
(4)	Amounts in original currencies were translated into U.S. dollars using the applicable Bangko Sentral reference exchange rates as of the next business day following the end of the period indicated.

Payment History of Foreign Debt

The following table sets out the outstanding foreign-currency bonds issued by the Republic as of the dates indicated.

	Foreign Currency Bonds Issued by the Republic(1)
	Original Balance as of Issue Date(2)	Outstanding Balance as of December 31, 2022(3)	Outstanding Balance as of December 31, 2023(4)	Outstanding Balance as of November 30, 2024(5)

	($ in millions)
U.S. dollar bonds	42,811.4	34,611	37,418	39,878
Chinese Yuan Bond	344.0	0	0	0
Euro Bonds	4,364.3	4,215	4,320	3,647
Japanese yen bonds	1,806.2	1,693	1,787	1,012
Islamic Certificates	1,000	0	1,000	1,000

Total foreign-currency bonds	49,325.9	40,519	44,525	45,537

Sources: Bureau of the Treasury; Department of Finance

Notes:

(1)	Excludes debt securities of GOCCs and other public sector entities guaranteed by the Government.

(2)

Represents the aggregate of the original balances as of the issue dates of foreign currency bonds outstanding as of December 6, 2023. Amounts in original currencies were translated into U.S. dollars using the applicable Bangko Sentral reference exchange rates prevailing on the date of issuance.

(3)

Amounts in original currencies were translated into U.S. dollars using Bangko Sentral’s reference exchange rates as of January 3, 2023, which was the next business day following the end of the period indicated.

(4)

Amounts in original currencies were translated into U.S. dollars using Bangko Sentral’s reference exchange rates as of January 2, 2024, which was the next business day following the end of the period indicated.

(5)

Amounts in original currencies were translated into U.S. dollars using Bangko Sentral’s reference exchange rates as of December 2, 2024, which was the next business day following the end of the period indicated.